UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Christopher & Banks Corporation
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To Our Stockholders:

Christopher & Banks Corporation is holding its Annual Meeting of Stockholders (“Annual Meeting”) on Wednesday, June 14, 2017 at 9:00 a.m. Central Time. You may attend the Annual Meeting in person and vote and submit a question during the Annual Meeting.

The following pages include the formal notice of the Annual Meeting and the proxy statement. The proxy statement describes and provides information on the matters to be acted on at the Annual Meeting. It is important that your shares be represented at the meeting, regardless of whether you plan to attend. After reviewing the proxy statement, please vote your shares as soon as possible through the voting options available to you as described in the proxy statement.

On behalf of management and our Board of Directors, we thank you for your continued support of Christopher & Banks Corporation and encourage you to join us at the Annual Meeting.

Sincerely,

Joel N. Waller
Interim President and Chief Executive Officer

Christopher & Banks Corporation
2400 Xenium Lane North
Plymouth, Minnesota 55441

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME:	9:00 a.m. Central Time on Wednesday, June 14, 2017

PLACE:	Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500, 15th Floor, Minneapolis, Minnesota

ITEMS OF BUSINESS:	1.	To elect six directors as nominated by our Board of Directors to each serve a one-year term.
	2.	To approve, on an advisory basis, the compensation of our named executive officers ("Say-on-Pay").
	3.	To hold an advisory, non-binding vote on the frequency of the advisory Say-on-Pay vote (the "Say-on-Frequency Proposal").
	4.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2018 ("Fiscal 2017").
	5.	To consider such other business that properly comes before the Annual Meeting or any adjournment of the Annual Meeting.

ANNUAL REPORT AND PROXY STATEMENT:	A copy of our proxy statement and annual report is available at https://materials.proxyvote.com/171046.

DATE OF MAILING OR AVAILABILITY:	This Notice of Annual Meeting of Stockholders and the proxy statement are first being mailed or made available, as the case may be, to stockholders on or about May 4, 2017.

RECORD DATE:
You may vote at the Annual Meeting if you were a stockholder of record of Christopher & Banks Corporation, or if you hold shares through a broker or other nominee, as of the close of business on April 19, 2017.

PROXY VOTING:	Your vote is important to us. You may vote via proxy:

	1.	By visiting www.proxyvote.com on the Internet;
	2.	By calling (within the U.S. or Canada) toll-free at 1-800-690-6903; or
	3.	By signing and returning the enclosed proxy card if you received printed copies of the proxy materials.

For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or nominee.

Regardless of whether you expect to attend the meeting, please vote your shares in one of the ways outlined above.

Important Notice Regarding Availability of Proxy Materials on the Internet
We are furnishing proxy materials to certain stockholders over the Internet. On or about May 4, 2017, we began mailing to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Availability”) containing instructions on how to access our 2017 proxy statement and Fiscal 2016 annual report and to vote online or via telephone. If you received the Notice of Availability and would like to receive a copy of the printed proxy materials, the Notice of Availability contains instructions on how you can request copies of these documents. Please vote your shares promptly to ensure that they are represented at the meeting.

For the Board of Directors

Luke R. Komarek
Senior Vice President, General Counsel & Corporate Secretary

PROXY STATEMENT SUMMARY

2017 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	June 14, 2017, 9:00 a.m. Central Time

Place:	Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500, 15th Floor, Minneapolis, Minnesota

Record Date:	April 19, 2017

ATTENDING THE REGULAR MEETING OF STOCKHOLDERS

•	Registration opens at 8:30 a.m. Central Time.

•	Meeting starts at 9:00 a.m. Central Time.

•	If you plan to attend the meeting, photo identification may be requested in order to be admitted to the meeting.

•	You do not need to attend the meeting to vote if you submitted your proxy in advance of the meeting.

•	Attendees will be expected to follow the Rules of Conduct for the meeting.

MEETING AGENDA AND BOARD RECOMMENDATIONS

	Item	Board Recommendation	Page Reference
1.	Election of six director nominees.	FOR All Director Nominees	1
2.	Advisory vote on executive compensation.	FOR	36
3.	Advisory vote on frequency of vote on executive compensation.	FOR the ONE YEAR Option	37
4.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for Fiscal 2017.	FOR	39

CORPORATE GOVERNANCE

Christopher & Banks understands that corporate governance practices change and evolve over time. We seek to adopt and use practices that we believe will be of value to our stockholders and will positively aid in the governance of the Company. Our current governance practices include the following:

Annual election of all directors.	Board attendance of at least 86% during Fiscal 2016, with 100% attendance by all five of the independent director nominees.
Majority voting and a director resignation policy for directors in uncontested elections.	Executive sessions of independent directors held regularly.
Independent Board Chair.	Company policy prohibiting pledging and hedging of Company stock.
Only one director is not independent – our CEO.	Periodic Board and committee self-assessments.
Our directors are limited to service on four public company boards (three if also serving as a public company CEO). Current average is less than two.	Average Board tenure of less than one year.
Stock ownership guidelines for directors and executive officers.	Mandatory retirement age for independent directors.

BACKGROUND ON DIRECTOR NOMINEES

Our Board of Directors has nominated six directors for election at the Annual Meeting. Please see “Item 1 - Election of Directors” beginning on page 1 of this proxy statement for additional information about each nominee.

					Committee Memberships
Name	Age	Director Since	Position	Independent	AC	CC	G&NC	Current Membership on Other Public Boards
Jonathan Duskin	49	2016	Chief Executive Officer of Macellum Capital Management, LLC	Yes	M	M	M	—
Seth Johnson	63	2016	Independent Consultant; Former Chief Executive Officer of Pacific Sunwear	Yes	C	—	—	2
Kent Kleeberger	65	2016	Chair of the Board of Directors; Former Executive Vice President, Chief Operating Officer, Chico's FAS, Inc.	Yes	—	C	M	1
William Sharpe, III	54	2012	Partner of Pathfinder Companies, LLC	Yes	M	M	—	—
Joel Waller	77	2017	Interim President & Chief Executive Officer of Christopher & Banks Corporation	No	—	—	—	—
Laura Weil	60	2016	Founder of Village Lane Advisory LLC; Former Executive Vice President & Chief Operating Officer, New York & Company, Inc.	Yes	—	M	C	1

AC	Audit Committee	C	Chair
CC	Compensation Committee	M	Member
G&NC	Governance & Nominating Committee

PROXY STATEMENT
FOR THE
2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 14, 2017

The Board of Directors (the “Board”) of Christopher & Banks Corporation (the “Company”, “we”, “us” and “Christopher & Banks”) is soliciting proxies for use at the Christopher & Banks 2017 Annual Meeting of Stockholders (“Annual Meeting”) to be held at 9:00 a.m. Central Time on Wednesday, June 14, 2017, at Dorsey & Whitney LLP’s offices at 50 South Sixth Street, 15th Floor, Minneapolis, Minnesota and at any adjournment or postponement of the meeting. On or about May 4, 2017, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) containing instructions on how to access our proxy statement for our Annual Meeting and our Annual Report to Stockholders. Our proxy statement and 2016 Annual Report to Stockholders are available at https://materials.proxyvote.com/171046.

ITEM 1 — ELECTION OF DIRECTORS

Our Board currently has six members. All of the current directors’ terms expire as of the Annual Meeting. The Board is proposing that the six nominees described below be elected for a term expiring at the 2018 Annual Meeting of Stockholders, or when their successors are duly elected and qualified.

Each of the nominees has agreed to serve as a director if elected. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee if one is selected by the Board, subject, as applicable, to the terms of the Support Agreement described below. Alternatively, the Board, at its option, may reduce the number of directors that are nominated for election.

The Company’s by-laws require directors to be elected by a majority of votes cast with respect to such director in uncontested elections (meaning, the number of shares voted “For” a director must exceed the number of votes cast “Against” that director).

In accordance with the Company’s Corporate Governance Guidelines, if an incumbent director is not elected by a majority vote in an uncontested election, the director must promptly tender her or his resignation to the Board of Directors. The Governance & Nominating Committee will make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors will act on the resignation, taking into account the Governance & Nominating Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days following certification of the election results. If such incumbent director’s resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting and until her or his successor is duly elected or her or his earlier resignation or removal.

2017 Director Nomination Process; Support Agreement

On March 10, 2016, after discussions with Macellum Retail Opportunity Fund, LP and certain of its affiliates (collectively, “Macellum”), whose Chief Executive Officer is Jonathan Duskin, one of our nominees for director, as well as with certain other institutional stockholders regarding potential changes to the composition of our Board, we entered into a support agreement with Macellum (the “Support Agreement”) which provided that, effective as of the 2016 Annual Meeting, the size of the Board would be reduced to seven members and the slate of directors nominated by the Board for the 2016 Annual Meeting would include:

•	two nominees designated by Macellum; those nominees were Jonathan Duskin and Seth Johnson (the “Macellum Designees”);

•	three then-current directors of the Company, consisting of William Sharpe, III, LuAnn Via, and Lisa Wardell; and

•	two additional new directors, Kent Kleeberger and Laura Weil.

All seven of these individuals were elected as directors at the 2016 Annual Meeting.

The Support Agreement also provides that at least one Macellum Designee who meets all independence or other requirements under applicable law and the rules and regulations of New York Stock Exchange ("NYSE") for service on such committee will be appointed to each committee of the Board. The Board has determined that both Jonathan Duskin and Seth Johnson meet all such requirements and Jonathan Duskin currently serves on the Audit, Compensation and Governance & Nominating Committees and Seth Johnson chairs the Audit Committee. Additionally, during the term of the Support Agreement, in the event either of the Macellum Designees ceases to serve subsequent to his election due to his resignation, only Macellum may fill the vacancy of a Macellum Designee, provided that, should Macellum cease to beneficially own an aggregate net long position (as such term is defined in Rule 14e-4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of at least the lesser of (i) 1,853,974 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments); and (ii) 5% of the outstanding shares of Common Stock as of the date of such vacancy, then each of the Macellum Designees will be deemed to have resigned from the Board and any committee of the Board on which such designee then sits and Macellum will no longer be able to appoint a replacement. The Support Agreement will terminate upon mutual agreement of the Company and Macellum or on the date and time that all Macellum Designees no longer serve on the Board.

The Support Agreement does not require the Board to nominate any specific candidates for director for the 2017 Annual Meeting or for any subsequent annual meetings, but during the term of the Support Agreement, the Board must provide Macellum notice of its decision not to nominate any Macellum Designee for election at an annual meeting at least twenty days prior to the deadline for Macellum to nominate director candidates in accordance with our by-laws, and the annual meeting may not be held less than ninety days after such notice.

After consideration of their performance as directors, and upon the recommendation of the Governance & Nominating Committee, the Board has nominated all six of the current directors, Jonathan Duskin, Seth Johnson, Kent Kleeberger, William Sharpe, III, Joel Waller and Laura Weil, for election to the Board to serve until the 2018 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

Board Recommendation

The Board recommends a vote FOR the election of each of Jonathan Duskin, Seth Johnson, Kent Kleeberger, William Sharpe, III, Joel Waller and Laura Weil. Proxies will be voted FOR the election of each of the six nominees, unless otherwise specified.

Below is biographical information for each of the director nominees.

Director Nominees

Jonathan Duskin, 49, has served as one of our directors since the 2016 Annual Meeting. Mr. Duskin is currently Chief Executive Officer of Macellum Capital Management, LLC, a Delaware limited liability company which operates a New York-based pooled investment fund, a position he has held since July 2009. From January 2005 to February 2008, Mr. Duskin served as a Managing Director and Partner at Prentice Capital Management, LP, an investment management firm. From March 2002 to January 2005, Mr. Duskin was a Managing Director at S.A.C. Capital Associates LLC, a New York-based hedge fund. From January 1998 to January 2002, Mr. Duskin was a Managing Director at Lehman Brothers Inc., an investment bank, and served as Head of Product Management and Chairman of the Investment Policy Committee within the Research Department.

Mr. Duskin brings considerable business, financial services and retail investment expertise, having provided financial services and equity and debt capital to a variety of public and private companies as well as serving as a control investor. His prior service on the boards and committees of public companies and his familiarity with the retail industry positions him well to serve as a member of the Board and its three committees.

Seth R. Johnson, 63, has served as one of our directors since the 2016 Annual Meeting. Mr. Johnson is currently on the board of directors of Tilly’s, Inc. (“Tilly’s”), a specialty retailer of West Coast inspired casual apparel, footwear and accessories, where he has served since April 2011. Mr. Johnson served as a member of the advisory committee to the Tilly’s board from July 2008 through 2011. Since July 2014, Mr. Johnson also has served as a member of the board of directors of bebe stores, inc., a specialty retailer of women’s clothing and accessories, and was a member of the board of directors and lead director of True Religion Apparel, Inc., a premium fashion apparel retailer, from 2010 to 2013. From 2007 to 2009, Mr. Johnson was an instructor in business strategy at Chapman University’s Argyros School of Business and Economics. From 2005 to 2006, Mr. Johnson served as the Chief Executive Officer of Pacific Sunwear of California, Inc. From 1999 to 2004, Mr. Johnson was the Chief Operating Officer of Abercrombie & Fitch Co., a specialty retailer, and was its Chief Financial Officer from 1992 to 1998.

Mr. Johnson has over 30 years of apparel retail experience, including significant experience as both a retail executive and board member. Mr. Johnson’s strong retail background and service on the boards and committees of public companies positions him well to serve as a member of our Board and to Chair its Audit Committee.

Kent A. Kleeberger, 65, has served as one of our directors since the 2016 Annual Meeting and as a Chair of the Board since January 2017. He has been engaged as an independent consultant to certain private equity firms since April 2015. From February 2011 to March 2015, he was Executive Vice President, Chief Operating Officer of Chico’s FAS, Inc. (“Chico’s”), a specialty apparel retailer. Mr. Kleeberger joined Chico’s in November 2007 as the Executive Vice President, Chief Financial Officer & Treasurer. He was promoted to Chief Operating Officer in February 2011. Prior to joining Chico’s, Mr. Kleeberger was the Senior Vice President, Chief Financial Officer for Dollar Tree Stores, Inc. from July 2004 through October 2007. From 1998 to 2004, he served in numerous capacities, culminating as Chief Operating Officer, for Too, Inc., now known as Justice (part of Ascena Retail Group, Inc.). Prior to that, Mr. Kleeberger served in various financial positions with The Limited, Inc., including Corporate Controller. Before joining The Limited, Inc., Mr. Kleeberger was a Certified Public Accountant with KPMG for 13 years. Mr. Kleeberger also serves on the board of directors of Shoe Carnival, Inc. and was a member of the board of directors of Aeropostale, Inc. from August 2015 to February 2016 and of Too, Inc. from August 1999 until February 2004.

Mr. Kleeberger brings retail, operational, mergers and acquisitions and management experience together with a strong background in the areas of financial reporting, accounting, income taxes and audits, and risk management. His service on the boards and committees of public companies, together with his retail and business background, makes him a valuable member of our Board and the Governance & Nominating Committee, and an effective Chair of the Board and its Compensation Committee.

William F. Sharpe, III, 54, has served as one of our directors since May 2012. Mr. Sharpe has served as a Partner of Pathfinder Companies, LLC since December 2015. From September 2009 to December 2015, Mr. Sharpe served as a Partner and Managing Director of Quetico Partners, LLC, a boutique investment banking firm. From July 2007 to August 2009, he was Chief Operating Officer and a Managing Director of Lazard Middle Market, a subsidiary of Lazard, Ltd. which provides advice on mergers and acquisitions, restructuring, and public and private capital raising to the middle market, following the acquisition by Lazard, Freres & Company of Goldsmith Agio Helms & Lynner, LLC (“Goldsmith-Agio”). He was with Goldsmith-Agio, a private investment banking firm, from February 1998 to July 2007, most recently serving as Chief Operating Officer and Managing Director from 2002 to July 2007.

Mr. Sharpe brings considerable business, investment banking and corporate experience to our Board, given his more than 15 years as an investment banker. Mr. Sharpe’s experience as a board and committee member at both private and non-profit companies, together with his broad investment banking, corporate and financial background, positions him well to serve as a member of our Board and of its Audit and Compensation Committees.

Joel N. Waller, 77, has served as our interim President and Chief Executive Officer ("CEO") and a director since January 17, 2017. From November 2012 to January 2017, he served as a retail consultant. Mr. Waller previously served as the Company's President, from December 2011 through November 2012, and as the Company's interim CEO from February 2012 through November 2012. From 2008 to 2010, Mr. Waller served as President of the A.M. Retail Group, a specialty retailer of leather outerwear, accessories and apparel. From 2005 to 2008, he was Chief Executive Officer of The Wet Seal, Inc., a specialty retailer of juniors clothing, shoes and accessories. Prior to that, he was the Chief Executive Officer of Wilsons Leather, a specialty retailer of leather outerwear, accessories and apparel, for approximately twenty years, ending in January 2005.

Mr. Waller has over 35 years of apparel retail experience, including significant experience as both a retail executive and board member. His extensive experience provides the Board with valuable insight into the marketing, merchandising and operational issues the Company faces as well as critical insight into the women's specialty apparel industry generally. His extensive retail operations and business experience as both an executive and a director make him particularly well suited to serve as our interim President and CEO and a member of our Board.

Laura A. Weil, 60, has served as one of our directors since the 2016 Annual Meeting. Ms. Weil is the founder of Village Lane Advisory LLC, which specializes in providing executive and strategic consulting services to retailers as well as private equity firms. She was the Executive Vice President and Chief Operating Officer of New York & Company, Inc., a woman’s apparel and accessories retailer, from June 2012 to August 2014, having served it as an Executive Consultant since February 2012. Ms. Weil was the Chief Executive Officer of Ashley Stewart LLC, a privately held retailer, from 2010 to 2011. Ms. Weil was the Chief Executive Officer of Urban Brands, Inc., a privately held apparel retailer, from 2009 to 2010. Urban Brands, Inc. restructured and filed for Chapter 11 bankruptcy protection in September 2010. Ashley Stewart LLC, the successor retail chain operated by Urban Brands, Inc., emerged from bankruptcy in October 2010. Ms. Weil was the Chief Operating Officer and Senior Executive Vice President of Ann Taylor Stores Corporation, a women’s apparel company, from 2005 to 2006. From 1995 to 2005, she was the Chief Financial Officer and Executive Vice President of American Eagle Outfitters, Inc., a clothing retailer. Ms. Weil currently serves on the board of directors of Carnival Corporation.

Ms. Weil has extensive financial, information technology and operating skills developed over many years as an investment banker and senior financial and operating executive. Ms. Weil's significant experience in global eCommerce and consumer strategies from her leadership experience with a large retail company as well as her public company board and committee experience, makes her a valuable member of our Board and the Compensation Committee, and an effective Chair of the Governance & Nominating Committee.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

The Board conducts its business through meetings and written consents of the Board and the following standing committees: Audit, Compensation, and Governance & Nominating. Each of the three committees has adopted and operates under a written charter, all of which are available on our website at www.christopherandbanks.com—select the “For Investors” link and then the “Corporate Governance” link. Other corporate governance documents available on our website include our Corporate Governance Guidelines and Code of Conduct.

Code of Conduct

We have adopted a Code of Conduct applicable to all of our employees, directors and officers, including our principal executive officer, principal financial officer, principal accounting officer, controller and other employees performing similar functions.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors shall meet the independence requirements of the NYSE. Under the NYSE rules, no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with us (directly, or as a partner, stockholder or officer of an organization that has a relationship with us).

In assessing the independence of our directors, the Board considers all of the business relationships between the Company and our directors and their respective affiliated companies. This review is based primarily on the Company’s review of its own records and on responses of the directors to a questionnaire regarding employment, business, familial, compensation and other relationships with the Company and our management. Where relationships exist, the Board determines whether the relationship between the Company and the director or the director’s affiliated companies impairs the director’s independence.

After consideration of the directors’ relationships with the Company, the Board has affirmatively determined, in accordance with the standards set forth in the Corporate Governance Guidelines, that none of the individuals serving as non-employee directors during Fiscal 2016 had a material relationship with us and that each of such non-employee directors is independent. Additionally, the Board has affirmatively determined, in accordance with the standards set forth in the Corporate Governance Guidelines, that none of the nominees for director, other than Joel Waller, has a material relationship with us, and that, other than Mr. Waller, each such nominee for director is independent. Mr. Waller is not considered an independent director because of his employment as our interim President and CEO.

Board Leadership Structure

The Board believes it is important to maintain flexibility in its board leadership structure and, therefore, has not mandated either the combination or separation of the positions of Chair of the Board and CEO. Given the demanding nature of both the Chair and CEO positions, the Board continues to believe that it is appropriate to have two different persons occupying each role. Our independent director Chair has the typical responsibilities of a Board Chair, including responsibility for setting Board agendas, chairing Board and stockholder meetings, liaising between the other members of the Board, and the CEO and other members of senior management, as well as presiding over the sessions of Board meetings at which only the independent directors are present. Kent Kleeberger, one of our independent directors, has served as Chair of our Board since January of this year.

If in the future the two roles were to be combined, the Board believes it would likely appoint a lead independent director, given its view of the importance of strong independent leadership at the Board level.

Meetings of the Independent Directors

At both the Board and committee levels, our non-employee directors meet regularly in executive sessions in which our CEO and other members of management do not participate. Our Board Chair serves as the presiding director of executive sessions of the Board, and the Chair of each committee serves as the presiding director at executive sessions of that committee. During Fiscal 2016, our non-employee directors met in executive sessions of the Board without management present during six Board meetings. Each of the Board’s committees also held sessions without management present in Fiscal 2016.

Stock Ownership Guidelines

To provide a direct link between director and stockholders’ interests, the Board has established stock ownership guidelines for non-employee directors. Each director is expected to achieve and maintain stock ownership of stock having a value of two times the annual cash retainer (currently $96,000) by the third anniversary of the date he or she joined our Board. Mr. Sharpe, the only non-employee director with three years of service on the Board meets this guideline.

Term/Age Limits

The Board does not believe it is advisable to establish arbitrary term limits on a director’s service. The Board has a mandatory retirement age under which an independent director must complete her or his term before age 76. The Board has the authority to renominate an independent director who has reached her or his 76th birthday for another term, due to special or extraordinary circumstances as determined by the Board. Given his employment with the Company, Mr. Waller is not considered an independent director and therefore is not subject to the Board's mandatory retirement policy. As part of its responsibilities, the Governance & Nominating Committee evaluates each incumbent director’s qualifications, performance and ability to continue to contribute productively before recommending the nomination of that director for an additional term.

Limitations on Board Service

Limitations on All Non-Employee Directors. Our Corporate Governance Guidelines provide that no member of the Board shall simultaneously serve on the boards of directors of more than three public companies in addition to ours.

Limitations on Non-Employee Directors who are Chief Executive Officers of a Public Company. Our Corporate Governance Guidelines also provide that an independent director who is a chief executive officer of a public company shall not sit on the boards of directors of more than three public companies as follows: (i) the Company; (ii) the company at which he or she serves as chief executive officer; and (iii) one other public company.

Limitations on the Company’s Officers. Our Corporate Governance Guidelines further provide that an officer of the Company may not serve on the board of directors of another public company unless the Company’s Board has reviewed and consented to, in advance, the officer serving on such board of directors.

A Company director is to notify the Chair of the Board prior to becoming a director of another public company, in order to avoid potential conflicts of interest and to address whether the aggregate number of directorships held by such director would interfere with his or her ability to carry out his or her responsibilities as one of our directors. In the event that the Board determines that the additional directorship constitutes a conflict of interest or interferes with such director’s ability to carry out his or her responsibilities as one of our directors, such director, upon the request of the Board, shall either offer his or her resignation or not accept the other directorship.

As of the date of this proxy statement, all of the Company’s director nominees were in compliance with the Corporate Governance Guidelines’ limitations on board service.

Board Involvement in Risk Oversight

The Company’s management is responsible for defining the various risks facing the Company, formulating risk management policies and procedures, and managing the Company’s risk exposures on a day-to-day basis. The Board’s responsibility is to monitor the Company’s risk management processes concerning the Company’s material risks and evaluating whether management has processes in place to address these material risks; the Board is not responsible, however, for defining or managing the Company’s various risks.

While the Board periodically reviews and discusses the overall risks the Company faces, as well as risk management and mitigation in the context of specific plans or projects being proposed or implemented, the Board also exercises its overall responsibility for risk oversight through its committees. The Audit Committee of the Board is primarily responsible for overseeing management’s processes for managing financial and operational risk at the Company. The Audit Committee also has primary responsibility at the Board level with respect to overseeing the management of risks relating to the reliability of our financial reporting processes and system of internal control. In connection with that responsibility, the Audit Committee has sole authority to retain and terminate the Company's independent public accounting firm and is directly responsible for the overall compensation and oversight of the work of the independent public accounting firm. The Audit Committee meets with management and the independent public accounting firm to review and discuss the annual audited and quarterly unaudited financial statements and reviews the integrity of our accounting and financial reporting processes and audits of our financial statements.

Similarly, the Compensation Committee of the Board oversees risks associated with its areas of responsibility, including the risks associated with our compensation programs, policies and practices with respect to both executive compensation and compensation generally. The Compensation Committee has sole authority to retain and terminate its compensation consultants and is responsible for approving the overall compensation and oversight of the work of its compensation consultants.

The Governance & Nominating Committee of the Board oversees risks associated with its areas of responsibility, including the risks associated with non-employee director compensation. In addition, the Governance & Nominating Committee periodically analyzes corporate governance practices in order to assist the Board in its risk oversight activities.

To keep the Board informed regarding the Company’s risk management efforts, management periodically reports to the Audit Committee, as well as to the Board, on risk management and mitigation activities. In addition, the Chair of each Board committee typically reports to the full Board at each regular Board meeting regarding the matters discussed at any committee meetings held since that committee’s prior report to the Board.

We believe that the Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the CEO and other members of management having responsibility for assessing and managing the Company’s risk exposure, and the Board, through the leadership of our independent Chair, and its committees providing oversight in connection with those efforts.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

In connection with the Support Agreement (see also the discussion on pages 1-2) entered into with Macelleum in March 2016, there was a significant change in the make-up of the Board and its committees following the 2016 Annual Meeting of Stockholders. Specifically, four new members were elected to the Board and six of the nine then-current Board members did not stand for re-election. There was also a significant change in the membership of the Board's three committees with two of four Audit Committee members, three of four Compensation Committee members and all four of the Governance & Nominating Committee members being new to that committee immediately following the 2016 Annual Meeting.

The Board of Directors held 13 meetings during Fiscal 2016. Each of the directors serving on the Board during Fiscal 2016 attended at least 86% or more of the aggregate number of the meetings of the Board (held during the period he or she served as a director) and meetings of the committees on which he or she served (held during the period he or she served as a committee member). The attendance record for nine of our thirteen directors who served during all or a part of Fiscal 2016 was 100%, including all five of the current independent directors.

As of May 1, 2017, the members and Chairs of the Board's three committees were:

Independent Directors	Audit	Compensation	Governance & Nominating
Jonathan Duskin	X	X	X
Seth Johnson	Chair
Kent Kleeberger		Chair	X
William Sharpe, III	X	X
Laura Weil		X	Chair

The Audit Committee

All of the Audit Committee members are “independent” under applicable NYSE listing standards and Securities and Exchange Commission (the "SEC") rules and regulations. Our Board of Directors has determined that all three members of the Audit Committee, Jonathan Duskin, Seth Johnson and William Sharpe, III, meet the definition of an “audit committee financial expert” as established by the SEC. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibilities relating to the quality and integrity of the financial reports of the Company. The Audit Committee has the sole authority to appoint, review and discharge our independent public accountants, and has established procedures for the receipt, retention, response to and treatment of complaints regarding accounting, internal controls and audit matters. In addition, the Audit Committee is responsible for:

•	reviewing the scope, results, timing and costs of the audit with our independent accountants and reviewing the results of the annual audit examination and any accompanying management letters;

•
assessing the independence of the independent public accountants on an annual basis, including receipt and review of a written report from them regarding their independence consistent with the Public Company Accounting Oversight Board;

•	reviewing and approving the services provided by the independent public accountants;

•	overseeing the internal audit function; and

•	reviewing our significant accounting policies, financial results and earnings releases, and the adequacy of our internal controls and procedures.

The responsibilities of the Audit Committee are more fully described in the Audit Committee’s charter.

The Audit Committee held nine meetings during Fiscal 2016. The Audit Committee has engaged Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending February 3, 2018 and is recommending that our stockholders ratify this selection at the Annual Meeting. The report of the Audit Committee is found on pages 37-38 of this proxy statement.

The Compensation Committee

All of the Compensation Committee members are “independent” under applicable NYSE listing standards. The Compensation Committee assists the Board in fulfilling its oversight responsibilities relating to executive compensation, employee compensation and benefit programs and plans, and succession planning for senior management. In addition, the Compensation Committee is responsible for:

•	reviewing the performance of our CEO;

•	recommending or determining, respectively, the compensation and benefits for our CEO and other executive officers;

•	establishing our executive compensation policies and practices;

•	administering our incentive compensation and stock plans, other than the equity plan applicable to our non-employee directors (which is administered by the Governance & Nominating Committee); and

•	approving the adoption of material changes to or the termination of our benefit plans.

The Compensation Committee has delegated authority to the CEO and the Senior Vice President, Chief Human Resources Officer to make awards to employees pursuant to guidelines approved by the Compensation Committee with respect to both the amount and type of awards such employees may be eligible to receive. This delegation expressly excludes the ability to make awards to the CEO and any of his direct management reports. It is also subject to an overall aggregate limit of 200,000 shares and a limit on the number of stock options and shares of restricted stock that may be awarded to an individual in a calendar year.

The Compensation Committee reviews and discusses with management the disclosures regarding executive compensation to be included in our annual proxy statement, and recommends to the Board inclusion of the “Compensation Discussion and Analysis” in our annual proxy statement. The responsibilities of the Compensation Committee are more fully described in the Compensation Committee’s charter. For more information regarding the Compensation Committee’s process in setting compensation and the role played by our CEO in compensation decisions, please see “Compensation Discussion and Analysis” below.

The Compensation Committee held 12 meetings during Fiscal 2016. The “Compensation Committee Report” is found on page 26 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

Current directors, Mr. Duskin, Mr. Kleeberger, Mr. Sharpe and Ms. Weil and former directors, Mr. Cohn, Mr. Holman, Ms. Jones and Mr. Levin served on the Compensation Committee for all or a portion of Fiscal 2016. None of the members of the Compensation Committee during Fiscal 2016 was or is an officer or employee of the Company. During Fiscal 2016, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee. Based on our review of the annual questionnaires completed by our current directors and publicly available information, we know of no relationship involving these individuals or our other directors which requires disclosure in this proxy statement as a “compensation committee interlock”.

The Governance & Nominating Committee

All of the members of the Governance & Nominating Committee are “independent” under applicable NYSE listing standards. The Governance & Nominating Committee serves in an advisory capacity to the Board on matters of organization and the conduct of Board activities. The Governance & Nominating Committee is responsible for:

•	identifying and recommending candidates for service on the Board;

•	staying abreast of corporate governance developments;

•	annually reviewing the charters of each Board committee;

•	reviewing and revising our Corporate Governance Guidelines and Code of Conduct;

•	leading the Board in its periodic review of the performance of the Board and the Board’s committees;

•	periodically reviewing and making recommendations to the Board as to the size and composition of the Board and the criteria for selecting director nominees;

•	periodically reviewing and making recommendations to the Board regarding the role and responsibilities of the Board Chair; and

•	periodically reviewing and making recommendations to the Board as to the cash and equity compensation of non-employee directors.

The responsibilities of the Governance & Nominating Committee are more fully described in the Committee’s charter.

The Governance & Nominating Committee will consider Board nominees recommended by stockholders that are submitted in accordance with the process described below under the caption “Procedures for Recommending, Nominating and Evaluating Director Candidates”.

The Governance & Nominating Committee held six meetings during Fiscal 2016.

Stockholder Engagement Policy - Procedures for Contacting the Board

Because the Board values the input and insights of the Company’s stockholders and believes that effective Board-stockholder engagement and communication strengthens the Board’s role as an active, informed and engaged body, it has adopted a Stockholder Engagement Policy. The Chair of the Board and the Company’s Chief Executive Officer oversee this policy and the Board’s stockholder engagement and communications. The goal of this policy is to promote and develop improved and more in-depth two-way communications between the Company’s stockholders and the Board, and to establish and communicate an appropriate structure for such communications.

The Board has designated the Corporate Secretary as its agent to receive and review written communications and meeting requests addressed to the Board, any Board Committee or any individual Director. Such communications should be sent by U.S. mail addressed to:

Christopher & Banks Corporation Board of Directors
c/o Christopher & Banks Corporation
Attention: Corporate Secretary
2400 Xenium Lane North
Plymouth, MN 55441

The Corporate Secretary will review all such communications and if appropriate, will promptly forward the communications so received to the full Board, the non-management directors or the individual Board member(s) specifically addressed in the communication.

Procedures for Recommending, Nominating and Evaluating Director Candidates

Recommending Director Candidates for Nomination by the Board

The Governance & Nominating Committee will consider director candidates recommended by stockholders. A stockholder who wishes to recommend a director candidate for nomination by the Board at an annual meeting of stockholders or for vacancies of the Board that arise between annual meetings must provide the Governance & Nominating Committee with sufficient written documentation to permit a determination by the Board as to whether such candidate meets the required and desired director selection criteria set forth in our by-laws and our Corporate Governance Guidelines described below. Such documentation and the name of the director candidate should be sent by U.S. mail addressed as described above under "Stockholder Engagement Policy - Procedures for Contacting the Board".

Nominating Director Candidates

Under our by-laws, only persons nominated in accordance with the procedures set forth in the by-laws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a stockholder at the time you give the Board notice of your nomination, and you must be entitled to vote for the election of directors at the annual meeting at which your nominee will be considered. In accordance with our by-laws, director nominations by stockholders must be made pursuant to notice delivered to or mailed and received at our principal executive offices at the address above, not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the prior year’s annual meeting of stockholders. However, in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 30 days from such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting date and not later than the close of business on the later of the 90th day prior to such annual meeting date or the 10th day following the day on which public announcement of the date of the annual meeting is first made. Your notice must set forth, in addition to the requirements contained in our by-laws, all information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors, or as otherwise required, pursuant to Regulation 14A under the Exchange Act (including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). The notice also must contain (1) the name and address of the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made and (2) the class and number of shares owned by the stockholder and such beneficial owner.

Evaluating Director Candidates

Our Corporate Governance Guidelines require the Governance & Nominating Committee to consider several factors when evaluating the appropriate characteristics of candidates for service as a director. The Governance & Nominating Committee initially evaluates a prospective nominee based on her or his resume and other background information that has been provided to the Governance & Nominating Committee. At a minimum, director candidates must demonstrate high standards of ethics, integrity, independence, sound judgment, strength of character, and meaningful experience and skills in business or other appropriate endeavors. In addition to these minimum qualifications, the Governance & Nominating Committee considers other factors it deems appropriate based on the current needs and desires of the Board, including specific business and professional experience that is relevant to the Board’s needs, including, but not limited to, Board diversity. A member of the Governance & Nominating Committee will contact, for further review, those candidates who the Governance & Nominating Committee believes are qualified, who may fulfill a specific Board need and who would otherwise best make a contribution to the Board. The Governance & Nominating Committee is responsible for conducting, with the assistance of the Corporate Secretary, and subject to applicable law, any inquiries into the background and qualifications of the candidate. Based on the information the Governance & Nominating Committee learns during this process, it determines which nominee(s) to recommend to the Board to submit for election. The Governance & Nominating Committee uses a comparable process for evaluating all director candidates, regardless of the source of the recommendation.

The Governance & Nominating Committee is authorized to use, as it deems appropriate or necessary, an outside consultant to identify and screen potential director candidates. The Governance & Nominating Committee will reassess the qualifications of a current director, including the director’s attendance and contributions at Board and committee meetings, prior to recommending a director for re-election.

Compensation Program for Non-Employee Directors

In 2013, the Company’s stockholders approved the 2013 Directors' Equity Incentive Plan, which was amended in 2016 (as amended, the "Directors’ Plan"). The Directors’ Plan is administered by the Governance & Nominating Committee and the Board. They have broad powers to: (i) establish rules for the administration of the Directors’ Plan; (ii) select the participants in the Directors’ Plan; (iii) determine the types of awards to be granted and the number of shares covered by such awards; and (iv) set the terms and conditions of such awards.

In October 2008, the Board adopted the Christopher & Banks Corporation Non-Employee Director Deferred Stock Plan (as amended, the “Deferred Stock Plan”), which provides an opportunity for non-employee members of the Board to voluntarily defer the receipt of shares of our Common Stock granted by the Company in connection with the performance of their services as a director in return for the right to receive such shares at a later date.

The Governance & Nominating Committee is responsible for reviewing director compensation and making recommendations to the Board. The recommendations of the Governance & Nominating Committee are based on industry and peer group data, independent third party comparisons of director compensation and the Company’s past practices. Based on the Governance & Nominating Committee’s recommendations, our Board determines the compensation of our directors on an annual basis. A director who is our employee does not receive compensation for her or his service as a director.

There were no changes in the compensation paid or equity granted to directors for service on the Board or its committees in Fiscal 2016.

For Fiscal 2016, non-employee directors received an annual cash retainer of $48,000 for service on our Board. The Chair of the Board received an additional annual cash retainer of $65,000. The Chairs of the Audit, Compensation, and Governance & Nominating Committees each received a retainer for Fiscal 2016 of $15,000, $10,000 and $9,000, respectively. For Fiscal 2016, the other members of the Audit Committee received an additional retainer of $9,000, the other members of the Compensation Committee received an additional retainer of $6,000, and the other members of the Governance & Nominating Committee received an additional retainer of $5,000. The cash retainer fees are paid quarterly in arrears and are pro-rated if the non-employee director did not serve for the entire period.

In addition to the cash retainer, we also grant equity awards to our non-employee directors in order to further align their interests with those of our stockholders. Effective July 1, 2016, each non-employee director received shares of restricted stock issued under the Directors’ Plan approximating $70,000 in value based on the closing price of our stock on the NYSE on that date. The shares of restricted stock vest on the earlier of June 30, 2017 or the date of the 2017 Annual Meeting of Stockholders, and holders of restricted stock have all voting and dividend rights of stockholders. No stock options were granted to non-employee directors in Fiscal 2016.

Non-Employee Director Compensation for Fiscal 2016

The following table sets forth the cash earned by and non-cash compensation awarded to each person who served as a non-employee director during Fiscal 2016.

Name	Fees Earned and Paid in Cash ($)(1)	Stock Awards ($)(2)(3)		Option Awards ($)(4)	All Other Compensation ($)	Total ($)
Mark Cohn	24,583	—		—	—	24,583
Jonathan Duskin	39,853	70,000		—	—	109,853
Edwin Holman	24,583	—		—	—	24,583
Seth Johnson	36,923	70,000		—	—	106,923
Anne Jones	23,750	—		—	—	23,750
Kent Kleeberger	39,718	70,000		—	—	109,718
David Levin	24,167	—		—	—	24,167
William Sharpe, III	63,000	70,000		—	—	133,000
Paul Snyder	28,333	—		—	—	28,333
Patricia Stensrud	25,833	—		—	—	25,833
Lisa Wardell	117,747	70,000	(5)	—	—	187,747
Laura Weil	36,923	70,000		—	—	106,923

(1)	The amounts in this column consist of cash fees paid to the non-employee directors as described in “Compensation Program for Non-Employee Directors” above.

(2)
The amounts in this column represent the grant date fair values of the restricted stock awards made in Fiscal 2016, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Share-Based Payment” (“ASC 718”), and based on the closing share price of one share of our Common Stock on the NYSE on the date of grant. Additional information related to the calculation of the grant date fair values is set forth in Note 8 of the Notes to the Consolidated Financial Statements included in our Report on Form 10-K for the period ended January 28, 2017 (the “10-K Report”).

(3)
Effective on July 1, 2016, following her or his election as a director at the Company’s 2016 Annual Meeting of Stockholders, each non-employee director was awarded 30,303 shares of restricted stock with a grant date fair value of approximately $70,000, computed in accordance with ASC 718.

(4)	The number of stock options held by the non-employee directors on January 28, 2017 is as follows: Ms. Wardell (14,000). The stock option was not exercised by Ms. Wardell and expired on April 10, 2017.

(5)
Pursuant to the Deferred Stock Plan, Ms. Wardell elected to defer receipt of 30,303 shares of restricted stock. Consequently, the dollar value in this column of the shares of restricted stock was awarded as fully credited stock units pursuant to the Deferred Stock Plan. The stock units were forfeited by Ms. Wardell in connection with her resignation from the Board on January 10, 2017.

Director Education and Expense Reimbursement

The Company’s director education policy encourages all members of the Board to attend director education programs appropriate to their individual backgrounds to stay abreast of developments in corporate governance and best practices relevant to the Board, as well as their specific committee assignments. The director education policy provides for a fixed amount that the Company will pay or reimburse directors for the costs associated with attending director education programs every two fiscal years. We also provide an in-house orientation program for our new directors and periodically provide updates on relevant topics of interest to our Board and committees. We also pay for or reimburse directors for travel expenses related to attending Board and committee meetings and director education programs.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis we describe the executive compensation philosophy and related programs regarding our Named Executive Officers (“NEOs”) that we have implemented in an effort to achieve the Company’s performance objectives and to serve the long-term interests of our stockholders. We also discuss the compensation decisions made by the Compensation Committee (the “Committee”), and the factors considered in making those decisions with respect to our Fiscal 2016 NEOs, who were the following individuals:

Joel Waller	Interim President and CEO
LuAnn Via	Former President and CEO
Pete Michielutti	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Monica Dahl	Senior Vice President, Chief Marketing Officer, Omni-Channel and Public Relations
Luke Komarek	Senior Vice President, General Counsel and Corporate Secretary
Michelle Rice	Senior Vice President, Chief Stores Officer

The Compensation Discussion and Analysis should be read together with the executive compensation tables and related footnotes found later in this proxy statement.

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Fiscal Year 2016 Financial Results

Our key financial results for the year, compared to the prior four fiscal years, included:

Number of Stores at Fiscal Year-End	608	560	518	518	484

(1)	Includes $3.6 million of non-cash expense associated with correcting an error in deferred rent expense.

(2)	Includes $2.2 million, or $0.06 per diluted share, representing the after-tax impact of the error associated with the item described in Note 1 above.

(3)	Includes $1.09 per diluted share impact of the Company’s reversal in the fourth quarter of Fiscal 2014 of a tax valuation allowance related to our deferred tax assets.

(4)	Includes $1.02 per share impact of the Company’s recording in the fourth quarter of Fiscal 2015 of a tax valuation allowance related to our deferred tax assets.

A more detailed discussion of the Company’s Fiscal 2016 performance can be found in the Company's 10-K Report filed with the SEC.

Results of Advisory Vote to Approve Named Executive Officer Compensation

At our recent annual stockholder meetings, our stockholders have had the opportunity to cast an advisory vote to approve our NEOs’ compensation. At our 2016 Annual Meeting of Stockholders, our stockholders cast approximately 98.3% of the votes in favor of the Say-on-Pay proposal, up from 86.9% the year before. The Committee believes that the outcome of our 2016 say-on-pay vote reflects stockholders’ support of our compensation approach.

Our Board and the Committee value the opinions of our stockholders and the Committee will continue to consider the outcome of the Company’s Say-on-Pay Proposals when reviewing the principal elements of our current compensation program and making future compensation decisions. The Committee also expects to continue to periodically refine the Company’s executive compensation program in response to emerging best practices, as well as the Company’s evolving business strategies and operating goals.

Executive Compensation Philosophy

While our executive compensation decisions are influenced by a variety of factors, the Committee is guided by the following key objectives and reward philosophies in the design and implementation of our executive compensation program:

•
Pay for Performance. A meaningful portion of each NEO’s total potential compensation consists of “at-risk” pay that is realized only upon the achievement of pre-established performance criteria or an increase in the value of our common stock. It is designed to reward both short and long-term financial and operating performance, as well as an individual’s performance.

•
Competitive Compensation Opportunity. In order to attract, retain, motivate and reward talented executives, our compensation program is designed to provide a total compensation opportunity that is reasonably competitive based on market data for the comparable position.

•
Alignment with Stockholders Interests. By providing our executive officers cash incentives and equity awards that constitute a meaningful part of their total compensation opportunity, we believe that our executive officers’ interests are closely aligned with the interests of our stockholders.

As a retail company, we operate in a highly competitive and challenging industry. As a result, our compensation program is dynamic and a reflection of the changing marketplace in which we compete. We believe it appropriately balances the factors described above. The Committee will continue to evaluate our executive compensation program in order to ensure that the relationship among Company performance, our stockholders’ interests and our executives’ compensation remains aligned.

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Executive Compensation Practices

Our current compensation program reflects a number of best practices. Therefore, there are certain things that we do and do not do.

	WHAT WE DO		WHAT WE DON'T DO

✓	A Considerable Portion of Total Targeted Compensation is Performance-Based and At-Risk.	X	No Employment Contracts, Except with our Interim CEO.
✓	Strong Link between Performance Measures and Operating Priorities.	X	No Guaranteed Annual Salary Increases or Bonuses.
✓	Limits on Annual Cash Incentive Compensation Payouts.	X	No Special Retirement Benefits for Executives.
✓	Limited Change-in-Control Benefits.	X	No Tax Gross-Ups.
✓	Annual Say-on-Pay Vote.	X	No Repricing or Buyout of Underwater Stock Options.
✓	Limited Perquisites.	X	No Plans that Encourage Excessive Risk Taking.
✓	Stock Ownership Guidelines.	X	No Trading in our Stock by Directors or Executives without Pre-Approval and only During Pre-Established Window Periods.
✓	Clawback Policy that Applies to Certain Incentive Awards.	X	No Hedging or Pledging of Company Stock.

Elements of Executive Compensation Program

Overview

This section describes the major elements of our compensation program for the NEOs and discusses the objectives, processes and decisions underlying the compensation of the NEOs. Each element fulfills one or more of our objectives of (i) paying for performance; (ii) aligning our executives' interests with those of our stockholders; and (iii) attracting, motivating, rewarding and retaining a talented executive team.

The principal elements of our executive compensation program for Fiscal 2016 are:

•	base salary;

•	annual cash incentives; and

•	equity awards that typically vest over two to three years.

While we also provide benefits to our NEOs, they are consistent with those provided to other eligible full-time employees. Our NEOs receive only nominal perquisites of limited economic value.

It is important to note that in connection with our 2016 Annual Meeting of Stockholders, the Board and Committee were significantly reconstituted as four new directors were elected to the Board and six directors retired. As a result, three of the four current Committee members are newly elected directors.

Base Salary

The Committee establishes base salaries at levels designed to enable us to attract and retain talented executives. The Committee determines executive base salaries based on the executive’s role, experience and individual performance, and also considers market data for similar positions within our compensation peer group and the retail industry generally. Annual merit increases are not automatic or guaranteed. Any merit increase for our CEO is determined by our Board, based on the recommendation of the Committee following its evaluation of the CEO's and the Company's performance. Merit increases for the other NEOs are determined by the Committee, with input and recommendations from our CEO. Any such increases are a reflection of the Committee's evaluation of the NEOs and the Company's performance.

In February 2016, the Committee approved merit increases for two of the then five NEOs as follows:

		Fiscal 2016 Merit Increases & Salaries
Name	Position	Merit Increase ($000)	FY16 Annual Salary ($000)	Percentage Increase
LuAnn Via	President and CEO	$0	$850	0.00%
Pete Michielutti	Executive Vice President, Chief Operating Officer & Chief Financial Officer	$0	$500	0.00%
Monica Dahl	Senior Vice President, Chief Marketing Officer, Omni-Channel & Public Relations	$15	$365	4.29%
Luke Komarek	Senior Vice President, General Counsel & Corporate Secretary	$8	$323	2.54%
Michelle Rice	Senior Vice President, Chief Stores Officer	$0	$315	0.00%

Annual Incentive Program (“AIP”) Compensation

Overview. AIP compensation is performance-based, at-risk compensation intended to motivate and reward executives for the attainment of goals that are measured typically over a twelve-month period. In Fiscal 2014, the Committee adopted, and our stockholders approved, the Christopher & Banks Corporation 2014 Annual Incentive Plan for our employees (the “Annual Incentive Plan”). The primary objective of our Annual Incentive Plan is to provide incentives annually (typically in cash) for our key employees to achieve our strategic and/or financial goals. This is consistent with our pay-for-performance philosophy. Historically, under our annual incentive programs, the Committee each fiscal year sets one or more financial goals or metrics against which actual results are measured to determine whether, and in what amounts, incentives would be paid.

Fiscal 2016 AIP Design. The Fiscal 2016 AIP ("FY16 AIP") design changed from the previous year. The Compensation Committee requested management and the Committee's compensation consultant at that time, Korn Ferry Hay Group ("Korn Ferry"), to develop a seasonal (split year) plan consisting of a Spring component (the first six months of Fiscal 2016) and a Fall Component (the second six fiscal months of Fiscal 2016). The primary reasons for the change to a seasonal plan were that it (i) allowed the Committee to approve performance goals with a greater degree of visibility while maintaining tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) permitted the Committee to recalibrate expectations based on performance through mid-year. All of the NEOs were participants in the FY16 AIP other than Joel Waller, who joined the Company shortly before fiscal year-end.

Spring Component of FY16 AIP (the "Spring Component") and Results.

In approving the Spring Component of the FY16 AIP, the Committee selected the two performance metrics described below because each was a key component of the Company's FY16 operating plan and a metric that the Committee considered important to the Company's stockholders:

•Operating Income (weighted at 80%); and

•Net Sales (weighted at 20%).

For purposes of the Spring Component, Operating Income (before incentives) was defined as income before interest and taxes for the first six fiscal months as reported in the Company's Fiscal 2016 financial statements, subject to certain exclusions. The exclusions were: (i) the impact (whether positive or negative) thereon of any change in accounting standards, impairment charges or extraordinary items; (ii) the direct impact (whether negative or positive) of any expenditures or actions taken in response to the recommendations of a third party consulting firm engaged by the Company that were not reflected in the Fiscal 2016 Budget; and (iii) investment banking, proxy solicitation and other professional services, expenses and related costs incurred or to be incurred in connection with the Support Agreement entered into with Macellum (described above) that were not contemplated in the Fiscal 2016 Budget.

In order to establish an appropriate relationship between actual Company performance and the NEOs’ potential Spring Component compensation, a Threshold (entry point) and Target for each metric was established. In addition, a Maximum performance objective was established for the Operating Income metric; the Net Sales metric was capped at Target.

The Target performance level for each metric represented achievement of the Company’s Fiscal 2016 operating plan as reflected in the Budget approved by the Board for the first six months of Fiscal 2016. The Threshold performance level or entry point for Operating Income represented a smaller loss than for the comparable six-month period the prior fiscal year.

The Operating Income Target performance level represented a loss that was approximately one-half of the loss for the comparable prior period. The Net Sales Target performance level was set at a level above the Net Sales achieved by the Company during the first six months of Fiscal 2015 and Threshold represented 97% of the Net Sales at Target.

The Committee desired to place a significant portion of a participating NEO’s annual target compensation at risk, thereby aligning the NEO’s compensation both with the Company’s performance, and with our stockholders’ interests.

The table below shows the cash incentive amount, as a percent of salary earned in Fiscal 2016, that the NEOs would earn at Threshold, Target and Maximum under the Spring Component.

	Below Threshold	Threshold	Target	Maximum
LuAnn Via	0%	25.0%	50.0%	100.0%
Pete Michielutti	0%	18.75%	37.5%	75.0%
Monica Dahl	0%	12.5%	25.0%	50.0%
Luke Komarek	0%	12.5%	25.0%	50.0%
Michelle Rice	0%	12.5%	25.0%	50.0%

Actual Performance versus Spring Component

The following table reflects the Company’s actual performance for the first six months of Fiscal 2016 as compared to the Spring Component metrics.
Based on the achievement of Operating Income performance at 84% of Target, the payments to the NEOs were as follows, which represents 67.2% (84% x 80% weighting) of the potential payment at Target. As the Net Sales Threshold was not achieved, no payment was made for that component of the FY16 AIP.

Name	Amount
LuAnn Via	$285,600
Pete Michielutti	$126,000
Monica Dahl	$60,545
Luke Komarek	$53,850
Michelle Rice	$52,920

Fall Component of the FY16 AIP (the "Fall Component") and Results

In September 2016, the Committee approved a design for the Fall Component of the FY16 AIP that was considerably different than the Spring Component. It consisted of a bonus pool to be funded by $1.00 for each $3.00 of positive Operating Income (as defined below) that the Company achieved for the second half of Fiscal 2016. The funding of this bonus pool was capped at an Operating Income level of $8,736,066.

Operating Income for purposes of the bonus pool was defined as income before interest and taxes for the last six months of the fiscal year, as reported in the Company's Fiscal 2016 financial statements but excluding the impact (whether positive or negative) thereon of any change in accounting standards, impairment charges or extraordinary items.

The change in design was a reflection, in part, of the reconstituted Committee's belief that in designing incentive compensation a substantial portion of the Company's Operating Income should be retained for the benefit of the Company's stockholders.

The table below shows the cash incentive amount that the NEOs could potentially earn at Threshold and Maximum for the Fall Component.

	Threshold	Maximum
LuAnn Via	$0	$638,374
Pete Michielutti	$0	$281,636
Monica Dahl	$0	$137,063
Luke Komarek	$0	$121,291
Michelle Rice	$0	$118,287

Actual Performance versus Fall Component

No incentive was paid for the Fall Component as the Company's Operating Income for the second half of Fiscal 2016 was negative.

Long-Term Equity Incentive Compensation

Program Design. The primary objectives of our long-term equity incentive program ("LTIP") are to:

•
align executive interests with stockholder interests by conditioning a meaningful portion of the executive’s target compensation on the performance of the Company's stock price, thereby ensuring that realized compensation reflects positive changes in stockholder value over time;

•
reward our executives for stock price appreciation over the long-term, rather than focusing solely on short-term financial success, thereby mitigating incentives for management to pursue short-term objectives; and

•	attract, motivate, reward and retain key executives in a competitive market for talent.

In general, the Committee determines whether to grant long-term equity incentive awards to our executive officers shortly following each fiscal year-end. However, in Fiscal 2016, such awards were not made until September 2016 as the Compensation Committee deferred taking action until after the transition in the make-up of the Board, as described in "Overview" above.

With respect to the equity awards made in Fiscal 2016, Ms. Via waived her right under her Employment Agreement to receive an equity incentive award.

Fiscal 2016 LTIP ("FY16 LTIP"). The equity awards in Fiscal 2016 to NEOs, other than our CEO, under the FY16 LTIP consisted of two types of equity awards. The first award, which represented 75% of the total award value to the NEO, was a non-qualified stock option ("NQSO"). This reflects the Committee's pay-for-performance philosophy. To reinforce the pay-for-performance aspect of this award, the NQSO's were granted at a per share exercise price of $2.12 (the highest closing price on the NYSE during the thirty trading days preceding the date of grant (the "30 Day High")) as compared to $1.43, which was the closing price of the Company's stock on the NYSE on the date of grant (the "Grant Date Closing

Price"). The NQSOs vest in one-third increments on the first three anniversaries of the grant date. The second award, which represented 25% of the total award value, was a time-based restricted stock award. This award also vests in one-third increments on the first three anniversaries of the date of grant. The number of shares awarded was based on a total award value and the calculation was based on a per share price of $2.12, the 30 Day High, rather than $1.43, the Grant Date Closing Price.

The Committee’s practice for making equity awards for the NEOs is to determine the value of compensation that it desires to provide in the form of equity, both as part of the total target compensation for that NEO and, in the aggregate, to all NEOs. As part of this process, our CEO, typically with input from the Committee’s independent compensation consultant and the Senior Vice President, Chief Human Resources Officer, recommends to the Committee, for executives other than the CEO, the award level and types of equity awards. The Committee then reviews that recommendation and considers the value of such awards to each of the NEOs, as well as the criteria described below under “Analysis”.

Analysis. The Committee believes that the use of long-term equity incentives as a significant component of total compensation is consistent with our philosophies of aligning the interests of our executive officers with those of our stockholders and of pay-for-performance. The determination of the targeted value of equity awards at the time of grant includes consideration by the Committee of the executive officer’s performance, level of responsibility, competitive market data, the costs and potential dilution to stockholders of the program, recent and projected financial performance, targeted total compensation and incentive and retention objectives.

For Fiscal 2016, all of the equity awards granted to the NEOs were part of the annual equity awards granted in September 2016, except for the employment inducement equity awards granted to Mr. Waller in connection with his joining the Company as interim President and CEO in January 2017. The specific number of non-qualified stock options and shares of restricted stock that were awarded to each of the NEOs in Fiscal 2016 is set forth in the “Grants of Plan-Based Awards for Fiscal 2016” table at page 28 of this proxy statement.

2014 Restricted Stock Unit Awards with Performance-Based Vesting. Under the Company's 2014 LTIP, in February 2014, the Committee approved the grant of performance-based restricted stock units to the NEOs, other than the then CEO. Per the terms of her Employment Agreement, Ms. Via was not a participant in the 2014 LTIP. The grants were contingent upon the achievement of Threshold or higher for at least one of three performance metrics. The three, pre-established performance goals were at Threshold (the award entry point): (i) a Fiscal 2016 operating margin as a percent of net sales of 6% (weighted at 50%); (ii) a three-year compounded net sales annual growth rate of 5% (weighted at 30%); and (iii) a three-year total shareholder return at the 25th percentile as compared to eight other retail companies (weighted at 20%).

In March 2017, the Committee reviewed the Company’s performance with respect to the three performance criteria and the supporting calculations for the 2014 LTIP awards, and determined that the Company had not achieved Threshold for the first two criteria but had achieved Threshold with respect to total shareholder return. As a result of the Committee’s determination, each of the NEOs, other than the CEO, was awarded 20% of the performance-based restricted stock units granted at Threshold. These units were issued in the form of shares of Common Stock of the Company, which shares vested immediately. The number of shares awarded to the NEOs was as follows: Mr. Michielutti, 3,939; Ms. Dahl, 1,846; Mr. Komarek, 1,846; and Ms. Rice, 1,384.

2015 Restricted Stock Unit Awards with Performance-Based Vesting. Under the Company's 2015 LTIP, in March 2015, the Committee approved the grant of performance-based restricted stock units to the NEOs, other than the then CEO. Per the terms of her Employment Agreement, Ms. Via was not a participant in the 2015 LTIP. The grants were contingent upon the achievement of Threshold or higher for at least one of two performance metrics. The two, pre-established performance goals were at Threshold (the award entry point): (i) a Fiscal 2016 operating margin as a percent of net sales of 3.8% (weighted at 70%); and (ii) a two-year compounded net sales annual growth rate of 4.75% (weighted at 30%).

In March 2017, the Committee reviewed the Company's performance with respect to the two performance criteria and the supporting calculations for the 2015 LTIP awards, and determined that the Company had not achieved Threshold for either of the two performance criteria. As a result, all of the performance-based restricted stock units previously awarded were forfeited and no shares were issued to any of the NEOs with respect to these awards.

Benefits and Perquisites

Primary Benefits. The NEOs are eligible to participate in the same employee benefit plans in which all other eligible full-time employees are eligible to participate. These plans include medical, dental, life insurance, disability and a qualified retirement savings plan to which the Company made a discretionary matching contribution of up to 2.5% of eligible earnings for calendar 2016 on behalf of participating employees. The Company does not maintain any benefit programs which are exclusive to executives (other than nominal perquisites and severance agreements as discussed below).

Perquisites. Perquisites represent a nominal component of our overall executive compensation program. The Committee does not view perquisites to be an important element of the executive compensation program. Pursuant to the terms of her Employment Agreement, Ms. Via received a monthly auto allowance totaling $12,000 in the aggregate for Fiscal 2016. Pursuant to the terms of his Employment Agreement, Mr. Waller was reimbursed $1,593 for personal commuting expenses between Rancho Mirage, California and Minneapolis, Minnesota in Fiscal 2016. Ms. Rice received the benefit of a Company-leased vehicle for Fiscal 2016 valued at $2,311. Detailed information regarding the personal benefits and perquisites paid to the NEOs in Fiscal 2016 is provided in footnote 4 to the “Summary Compensation Table” at page 27 of this proxy statement.

Compensation Methodology

Committee Independence

The Committee is composed entirely of independent directors, as determined under the applicable SEC and NYSE rules and Section 162(m) of the Code. The Committee oversees our executive compensation and incentive programs and oversees and sets the compensation for the NEOs, except that the compensation of the CEO is recommended by the Committee and approved by all of the non-executive members of the Board. The Committee annually reviews the components of compensation for our CEO and other executive officers. In making its compensation decisions, the Committee takes into account the recommendations of the CEO as described above. Other than providing such recommendations, our CEO does not participate in the Committee’s decisions regarding executive compensation. All such decisions are made by the Committee.

Use of Independent Compensation Consultants

The Committee has generally retained an external, independent compensation consultant for objective advice and assistance on executive compensation matters. Korn Ferry served as the Committee’s compensation consultant from mid-2014 until mid-2016, when its engagement ended. While the Committee has not retained a compensation consultant since mid-2016, it did engage Frederic W. Cook & Co., Inc. ("F.W. Cook") on a limited basis to provide consultation and assistance to the Committee in setting Mr. Waller's compensation in connection with his hiring as interim President and CEO in January 2017.

Korn Ferry reported directly to the Committee and advised the Committee on issues pertaining to executive compensation, including the assessment of market-based compensation levels, the members of our peer group, our pay positioning relative to the market, the mix of pay, incentive plan design and other executive employment matters. Korn Ferry provided its advice based, in part, on prevailing and emerging market practices and its own proprietary retail survey data, as well as our specific business context. The Committee has sole authority to (i) hire Korn Ferry and F.W. Cook; (ii) approve each of their compensation and the appropriate funding by the Company for such compensation; (iii) determine the nature and scope of Korn Ferry's and F.W. Cook’s services; (iv) evaluate Korn Ferry's and F.W. Cook’s performance; and (v) terminate Korn Ferry's and F.W. Cook’s engagement. Neither Korn Ferry nor F.W. Cook performed any other services for the Company in Fiscal 2016.

The Committee annually assesses the independence of its external compensation consultant(s), taking into account the following factors:

•	the provision of other services to the Company, if any, by such consultant;

•	the amount of fees received from the Company by the consultant as a percentage of such consultant’s total revenue;

•	the consultant’s policies and procedures that are designed to prevent conflicts of interest;

•	any business or personal relationship between the individuals at the consulting firm that are performing consulting services for the Company and the members of the Committee;

•	any ownership of Company stock by the individuals at the consulting firm that are performing consulting services for the Committee; and

•	any business or personal relationship between the consultant or any other employee at the consulting firm that are performing services for the Company and an executive officer of the Company.

Korn Ferry and F.W. Cook have provided the Committee with appropriate assurances and confirmation of their independent status. The Committee believes that both Korn Ferry and F.W. Cook were independent throughout their service to the Committee and that there was no conflict of interest between Korn Ferry or F.W. Cook on the one hand and the Committee on the other hand.

Peer Group

Periodically, the Committee conducts a review of the peer group used to benchmark executive compensation at the Company and revises the peer group as circumstances warrant. The last such review was conducted in July 2015 and following that review the peer group was comprised of the following 13 companies:

• bebe stores, inc.	• Destination Maternity Corporation	• Tilly’s, Inc.
• Boot Barn Holdings, Inc.	• Destination XL Group, Inc.	• Vera Bradley, Inc.
• The Buckle, Inc.	• Francesca’s Holdings Corp.	• Zumiez, Inc.
• The Cato Corporation	• New York & Company, Inc.
• Citi Trends, Inc.	• Shoe Carnival, Inc.
In connection with F.W. Cook’s assistance to the Committee in determining appropriate compensation to offer Mr. Waller, in his capacity as interim President and CEO, it reviewed and analyzed market data at the following companies at which either a non-employee director assumed the interim CEO role or a former CEO assumed the interim CEO role:

• American Eagle Outfitters, Inc.	• Intersil Americas LLC	• RealNetworks, Inc.
• Best Buy Co., Inc.	• Ixia	• ResMed Inc.
• Callaway Golf Company	• J C Penney Company, Inc.	• The St. Joe Company
• Diebold Nixdorf Incorporated	• Mattel, Inc.	• Starwood Hotels & Resorts Worldwide, LLC
• Essendant Inc.	• Office Depot, Inc.	• Symantec Corporation
• E*Trade Financial Corporation	• Outerwall Inc.	• Ulta Beauty, Inc.
• GNC Holdings, Inc.	• The Pep Boys - Manny, Moe & Jack	• Walgreens Boots Alliance, Inc.
• Hologic, Inc.	• PG&E Corporation	• Wellcare Health Plans, Inc.
• Iconix Brand Group, Inc.	• The Procter & Gamble Company
Executive Evaluation Process

CEO. The Committee and the Board review our CEO’s performance against pre-established financial, operational, strategic and individual goals for the prior fiscal year. Our CEO is responsible for sharing with the Board and the Committee accomplishments with respect to the goals for the fiscal year just completed, as well as proposed objectives for the upcoming year. The Committee reviews the CEO’s goals and overall performance, and reviews and discusses its observations with the Board. Our CEO does not play a role in this process, other than discussing the performance of the Company and the status of the CEO's goals for the fiscal year. With respect to the CEO’s performance in Fiscal 2015, the Committee reported its observations to the Board. The independent members of the Board, following a review by both the

Board and the Committee of Ms. Via’s performance in Fiscal 2015, including her Fiscal 2015 goals, did not increase Ms. Via's salary or make any other changes in her compensation. However, in connection with a modification to the term of her Employment Agreement, in February 2016, the Board agreed to change the number of days of vacation she was entitled to from 30 to 40 calendar days per year.

The process for determining Mr. Waller's compensation is discussed below under "Employment Agreement with Joel Waller".

Other NEOs. The Committee consults with the CEO concerning the performance of the Company’s other executive officers, including each of the other NEOs. The Committee approves the compensation of such officers, taking into account the recommendations of the CEO. Our CEO and Senior Vice President, Chief Human Resources Officer assist the Committee in reaching compensation decisions regarding executives. NEOs do not play a role in determining their own compensation, other than discussing their annual performance reviews with the CEO and making recommendations for the Committee’s approval regarding performance goals under our AIP and LTIP programs. The Committee reviews the recommendations and approves the AIP and LTIP programs in such form as it determines, in its sole discretion, to be in the best interests of our stockholders.

Compensation Recovery or “Clawback” Policy

In November 2015, the Board adopted the Christopher & Banks Corporation Recoupment Policy (the “Clawback Policy”). The Clawback Policy applies to “Incentive Compensation”, as defined in the Clawback Policy, paid or provided to current or former executive officers and to current or former officers of the Company with the title of Vice President or above (“Covered Executives”). Incentive Compensation includes cash and stock-based compensation that is granted, earned or vests based on the attainment of a financial metric.

In the event the Company is required to restate its financial statements due to the Company’s material noncompliance with the federal securities laws as a result of fraud or misconduct, the Company will, unless impracticable, require reimbursement or forfeiture from a Covered Executive of any excess Incentive Compensation for the three fiscal years immediately preceding the date on which the Company is required to prepare such an accounting restatement.

Prohibition on Derivatives Trading and Hedging and Pledging of Our Securities

Our Stock Trading Policy prohibits all directors and officers, including the NEOs, from trading in any puts, calls, covered calls or other derivative products involving any Company securities. Additionally, our policy prohibits these individuals from engaging in any hedging transactions with respect to any Company securities, which includes the purchase of certain instruments (including “cashless collars”, forward sales contracts, equity swaps or any other similar instruments) designed to hedge, monetize or offset any decrease in the market value of such securities. The policy also prohibits our officers and directors from pledging, or using as collateral, Company securities in order to secure personal loans or obligations, which includes holding shares of Company stock in a margin account.

Stock Ownership Guidelines

We believe that our executive officers should have a meaningful equity stake in the Company to ensure that their interests are aligned with those of our stockholders. To that end, our Board has adopted stock ownership guidelines that define stock ownership expectations for our executive officers. Under these guidelines, executive officers are expected to own shares of our Common Stock at certain levels within five years of becoming an executive officer.

By the fifth year of service as an executive officer, these guidelines call for:

•	the CEO to hold shares of our Common Stock equal in value to at least one times her or his annual salary;

•	each Executive Vice President to hold shares of our Common Stock equal in value to at least .75 times her or his annual salary;

•	each Senior Vice President to hold shares of our Common Stock equal in value to at least .5 times her or his annual salary; and

•	each Vice President to hold shares of our Common Stock equal in value to at least .25 times her or his annual salary.

The Committee intends to continue its practice of periodically reviewing the stock ownership guidelines in conjunction with future equity incentive programs and its overall compensation strategy, as well as monitoring each executive’s progress toward meeting these guidelines.

The Board has also established stock ownership guidelines for non-employee directors, which are discussed on page 5 of this proxy statement.

Section 162(m) Policy

Under Section 162(m) of the Code, we must meet specific requirements related to our performance and must obtain stockholder approval of certain compensation arrangements in order for us to deduct fully, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain NEOs. In 2014, the Company’s stockholders approved the Annual Incentive Plan. That Plan includes specific performance criteria. Therefore, incentive awards granted under that Plan meet the requirements of Section 162(m). As a result, the Committee believes that any compensation paid, pursuant to grants made, in accordance with the terms of the Annual Incentive Plan will be deductible for federal income tax purposes.

The stockholders also approved the Company's Stock Incentive Plan at the 2014 Annual Meeting of Stockholders. Therefore, the Committee believes that compensation attributable to stock options, stock appreciation rights, and performance based restricted stock or stock unit awards made in accordance with the terms of the Stock Incentive Plan will be deductible for federal income tax purposes.

The compensation paid in Fiscal 2016 subject to the Section 162(m) regulations did not exceed $1,000,000 for any of the NEOs. Therefore, all such compensation should be deductible for federal income tax purposes.

The Committee intends to continue its practice of paying competitive compensation consistent with our philosophy to attract, retain and motivate executive officers to manage our business in the best interests of the Company and our stockholders. The Committee, therefore, may choose to provide compensation to our executive officers that is not fully deductible under Section 162(m), if it deems such compensation to be in the best interests of the Company and our stockholders.

Employment and Severance Agreements with Named Executive Officers

As described below, we have entered into an employment agreement with Mr. Waller, a separation agreement with Ms. Via, our former CEO, in connection with her departure in January 2017 and have severance (but not employment) agreements with our other NEOs.

Employment Agreement with Joel Waller

In connection with Mr. Waller's joining the Company as interim President and CEO, the Company entered into, effective as of January 17, 2017, an employment agreement with Mr. Waller (the "Waller Agreement") and elected him to the Board. The principal terms of the Waller Agreement are as follows:

•
Term. The Waller Agreement commenced effective as of January 17, 2017, and terminates upon the earlier to occur of (i) January 17, 2018; or (ii) the date on which the Company's permanent CEO commences employment, unless terminated earlier by Mr. Waller for "Good Reason" (as defined in the Waller Agreement) or by the Company for "Cause" (as defined in the Waller Agreement) or due to Mr. Waller's death or disability.

•
Compensation Terms. Pursuant to the terms of Waller Agreement, Mr. Waller is entitled to (i) be paid an annual salary of $600,000; (ii) participate in the employee benefits plans and programs generally applicable to senior executives of the Company, other than any annual or other short-term incentive compensation plan or program; (iii) reimbursement of expenses for commuting periodically between Rancho Mirage, California and Plymouth, Minnesota, in an amount not to exceed $20,000 in the aggregate; and (iv) the employment inducement equity awards described below.

•
Employment Inducement Equity Awards. Effective January 17, 2017, in connection with Mr. Waller's commencement of employment, the Board granted to Mr. Waller two "employment inducement awards" (as defined in NYSE Rule 303A.08) as follows:

•	a grant of a non-qualified stock option to acquire 375,000 shares of the Company's common stock at an exercise price of $1.42 per share, which represents the closing price of a share of Company stock on the NYSE on January 17, 2017. The option has a five-year term and will vest upon the earlier to occur of: (i) January 17, 2018; (ii) the date on which the Company's permanent Chief Executive Officer has commenced employment; and (iii) the termination of Mr. Waller's employment without "Cause" (as defined in the award agreement) due to a "Change-in-Control" (as defined in the award agreement) of the Company (the "Vesting Period"). The stock options will be exercisable after vesting and following Mr. Waller's employment termination (assuming such termination is not for Cause) for the lesser of (i) three-years following the employment termination date; and (ii) the remaining term of the option (the "Exercise Period"). In the event of his prior death or "Disability" (as defined in the award agreement) prior to the end of the Vesting Period, Mr. Waller or his estate will be able to exercise, during the Exercise Period, a pro rata portion of options equal to 375,000 multiplied by the number of full monthly periods he was employed prior to his employment termination date and divided by 12; and

•
a grant of performance-based restricted common stock which will vest, if at all, in two tranches: one tranche of 100,000 shares will vest if, on any date prior to the "Vesting Date" (as defined below), the Company's common stock has a closing price equal to or greater than $3.00 per share on the NYSE, and the second tranche of 100,000 shares will vest if, on any date prior to the Vesting Date, the Company's common stock has a closing price equal to or greater than $4.00 per share on the NYSE. If a threshold is not met, the tranche of shares of restricted stock subject to such threshold will be forfeited. "Vesting Date" means the earlier of the twelve-month anniversary of (i) Mr. Waller's last day of service as interim CEO due to his death or disability; (ii) Mr. Waller's last day of service as interim CEO, due to the commencement of employment of a permanent CEO, if Mr. Waller is not providing consulting services to the Company under a separate arrangement as of such date; and (iii) if Mr. Waller is providing consulting services to the Company under a separate arrangement as of the date a permanent CEO commences employment, the last day of consulting services provided by Mr. Waller to the Company, such determination to be made by the permanent CEO.

•
Restrictive Covenants. In consideration for the payments and benefits provided under the Waller Agreement, Mr. Waller agreed to certain restrictive covenants to protect the Company, including restrictions on post-termination disclosure of confidential information, competitive activity and solicitation of the Company’s employees. Mr. Waller also agreed and acknowledged that he is subject to the Company’s performance award recoupment (i.e., clawback) policy as it relates to his performance-based restricted stock award.

Separation Agreement with LuAnn Via

In connection with Ms. Via's departure from the Company on January 17, 2017, the Company entered into a Separation Agreement with her. Per the terms of the Separation Agreement, her separation from employment with the Company was treated as a termination without cause pursuant to the terms of her Employment Agreement. Ms. Via received or will receive (i) a severance payment of $850,000, equal to one times her annual base salary; (ii) a payment of $285,600, equal to her accrued, but unpaid incentive compensation earned pursuant to the Company's Spring Component of its FY16 AIP (as described above); (iii) a payment of approximately $3,900, representing her accrued, but unused vacation during calendar year 2017; and (iv) payments equivalent to her cost of COBRA medical and dental insurance premiums for a period not to exceed 18 months after her employment termination, provided she is eligible for and timely elects COBRA coverage. Ms. Via will not receive any tax gross-up payment in connection with her severance payments.

Additionally, the Company has, upon receipt of customary documentation, agreed to pay directly to third-party providers on behalf of Ms. Via, up to $25,000 in the aggregate for (i) her legal and accounting advisory fees; (ii) packing and moving expenses for her relocation from Minneapolis; and (iii) up to two months of rent for Ms. Via's apartment in Minneapolis. The Board has also agreed to extend the term of Ms. Via's options to acquire 1,500,000 shares of Company common stock originally granted to Ms. Via in 2012, with an exercise price of $3.43 per share, to October 17, 2017. The severance payments are conditioned upon Ms. Via entering into, and not rescinding, a release of claims against the Company, and upon her continuing to comply with certain provisions in her Employment Agreement, including those relating to noncompetition, nonsolicition, nondisparagement and preservation of confidentiality. Ms. Via has entered into and did not rescind the release.

Severance Agreements with Other NEOs

We also have severance agreements with each of the other NEOs. These agreements provide for severance benefits in the event the NEO's employment is terminated by the Company without "Cause" (as defined in the applicable agreement) or in connection with a "Change-in-Control" (as defined in the applicable agreement). The type and amount of payments vary for the NEOs and also by the nature of the termination, and require a "double trigger" in connection with a change-in-control.

The Company provides these involuntary termination severance benefits to protect the NEO from events outside their control and to offer compensation packages similar to those provided in the retail market for comparable executive talent. In addition, the Company provides these benefits to protect the Company against disruption in the event of a change-in-control as these severance benefits allow the NEOs to assess takeover bids objectively without regard to the potential impact on their job security. The Committee believes that these severance agreements serve as an important retention element of the compensation package provided to the NEOs but does not consider severance benefits to be a significant factor in determining annual total compensation. The potential severance benefits payable to our NEOs are described in “Potential Payments upon Termination or a Change-in-Control” on pages 33-36 of this proxy statement.

Compensation Risk Analysis

The Committee continues to actively engage in reviewing and modifying aspects of the Company’s executive compensation program in light of the current business environment and the Company’s recent and projected financial performance. As part of that analysis, the Committee has considered and discussed potential risks that could arise from the Company’s compensation policies and practices and the extent to which any of those risks could reasonably likely have a material adverse effect on the Company. Based on that review and analysis, the Committee believes that the Company’s compensation program reflects an appropriate mix of compensation elements that balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executives’ roles. The following items illustrate this point:

•	all members of the Committee are independent within the meaning of the NYSE listing standards;

•	the Committee periodically receives advice from an independent compensation consultant;

•
the Committee approves goals and objectives in our incentive programs that the Committee believes are reasonable and can be achieved by our executive officers without taking undue risks for the Company;

•	equity and cash incentives typically provide for a defined range of payout opportunities and the potential award value is capped, which mitigates undue risk;

•	the Committee reviews and determines annually the design of our incentive and equity award programs, including any applicable performance goals under such programs;

•
the Company’s Stock Trading Policy requires our executives to pre-clear trades in our stock and only trade during pre-established windows; it also prohibits our executives from hedging the Company’s stock, pledging the Company’s stock or engaging in transactions involving derivative products related to the Company’s stock;

•	incentive-based compensation is subject to the Company’s Clawback Policy;

•
equity incentive awards are granted annually with multi-year vesting, so executives typically have equity awards that are unvested and which could decrease significantly in value if our business is not managed for the long-term; and

•	we provide periodic training on our Code of Conduct to educate our employees as to appropriate behaviors and the consequences of taking inappropriate actions.

Based on the above combination of items, the Committee believes that (i) our executives are encouraged to manage the Company prudently; and (ii) our incentive programs are designed in a manner to encourage our senior business leaders not to take risks that are inconsistent with the Company’s best interests or that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Committee has reviewed and discussed the “Compensation Discussion and Analysis” section set forth above with our management. Based on this review and discussion with management, the Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in this proxy statement and in our Report on Form 10-K for the period ended January 28, 2017.

Members of the Compensation Committee

Kent Kleeberger, Chair
Jonathan Duskin
William Sharpe, III
Laura Weil

Compensation Tables

Summary Compensation Table

The following table shows the cash and non-cash compensation for Fiscal 2016 and the previous two fiscal years that was awarded to or earned by individuals who served as our CEO or Chief Financial Officer during Fiscal 2016 and each of our three other most highly compensated executive officers who were serving as executive officers at the end of Fiscal 2016 (collectively the “NEOs”).

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation ($)(4)	Total ($)
LuAnn Via	2016	827,782		—	—		—	285,600	913,182	2,026,564
Former President and Chief Executive Officer	2015	850,000		—	—		—	—	16,577	866,577
	2014	842,308		—	—		—	—	18,500	860,808

Joel Waller	2016	20,769	(5)	—	284,000	(6)	335,063	—	1,593	641,425
Interim President and Chief Executive Officer

Pete Michielutti	2016	500,000		—	25,294		97,597	126,000	5,288	754,179
Executive Vice President, Chief Operating	2015	500,000		—	229,993	(7)	—	—	6,250	736,243
Officer and Chief Financial Officer	2014	436,923		—	457,483	(8)	—	—	5,082	899,488

Monica Dahl	2016	362,692		—	16,863		65,073	60,545	6,625	511,798
Senior Vice President, Chief Marketing	2015	350,000		—	139,995	(7)	—	—	6,625	496,620
Officer, Omni-Channel and Public Relations	2014	308,154		—	186,934	(8)	—	—	6,500	501,588

Luke Komarek	2016	321,769		—	16,863		65,073	53,850	6,625	464,180
Senior Vice President,	2015	311,923		—	139,995	(7)	—	—	6,625	458,543
General Counsel and Corporate Secretary	2014	293,308		—	186,934	(8)	—	—	6,019	486,261

Michelle Rice	2016	315,000		—	16,863		65,073	52,920	3,886	453,742
Senior Vice President,	2015	310,385		—	129,996	(7)	—	—	5,383	445,764
Chief Stores Officer	2014	283,462		—	140,201	(8)	—	—	5,533	429,196

(1)
The amounts shown in this column represent the grant date fair values of the performance-based restricted stock unit awards at Target performance and/or time-based restricted stock awards made in Fiscal 2016, Fiscal 2015 and Fiscal 2014, calculated in accordance with ASC 718 and based on the closing share price of our Common Stock on the date of grant. Additional information related to the calculation of the grant date fair value is set forth in Note 8 of the “Notes to the Consolidated Financial Statements” included in our 10-K Report.

(2)
The amounts shown in this column represent the grant date fair values of non-qualified stock option awards. In accordance with ASC 718, the grant date fair values for these awards have been determined using the Black-Scholes method and are based on the assumptions presented in Note 8 of the “Notes to the Consolidated Financial Statements” included in our 10-K Report.

(3)	The amounts shown in this column represent amounts awarded and earned under the Company’s annual incentive plan for Fiscal 2016.

(4)	All other compensation for Fiscal 2016 consisted of the following:

Name	Severance Payments		Accrued Vacation Payout	Auto Allowance/ Car Lease		401(k) Matching Contributions (A)	Personal Expense Payments		Total

LuAnn Via	870,108	(B)	3,936	12,000		6,625	20,513	(C)	913,182
Joel Waller	—		—	—		—	1,593	(D)	1,593
Pete Michielutti	—		—	—		5,288	—		5,288
Monica Dahl	—		—	—		6,625	—		6,625
Luke Komarek	—		—	—		6,625	—		6,625
Michelle Rice	—		—	2,311	(E)	1,575	—		3,886

(A)
Represents the amount of the Company’s discretionary matching contributions to the Company’s 401(k) Plan, including the amount of the contribution, if any, that was subsequently paid directly to the individual in order for the 401(k) Plan to meet, for calendar 2016, the average deferral percentage and actual contribution percentage tests prescribed by the Department of Treasury.

(B)	Represents the total amount of severance to be paid to Ms. Via ($850,000) and health and dental premiums for 18 months ($20,108) pursuant to her Separation Agreement.

(C)
Represents payment of expenses directly to third party providers for packing and transporting Ms. Via's personal effects and automobile, and fees and expenses incurred by her attorneys per the terms of her Separation Agreement.

(D)	Represents reimbursement for personal commuting expenses in Fiscal 2016 per the terms of Mr. Waller's Employment Agreement.

(E)	Represents the taxable amount added to Ms. Rice’s income based on personal use of a vehicle leased by the Company for her use.

(5)	Mr. Waller does not receive any compensation for his service as a member of the Board.

(6)	The amount includes the total value of a performance-based restricted stock award which consists of two tranches of 100,000 shares each.

(7)
The amounts include the grant date fair values of the Target payout amounts for performance-based restricted stock unit awards for Fiscal 2015 as follows: Mr. Michielutti $172,496; Ms. Dahl $104,996; Mr. Komarek $104,996; and Ms. Rice $97,500. The grant date fair value of the maximum potential payout amounts for the Fiscal 2015 performance-based restricted stock unit awards is as follows: Mr. Michielutti $344,993; Ms. Dahl $209,992; Mr. Komarek $209,992; and Ms. Rice $195,000.

(8)
The amounts include the grant date fair value of the Target payout amounts for performance-based restricted stock unit awards for Fiscal 2014 as follows: Mr. Michielutti $457,483; Ms. Dahl $186,934; Mr. Komarek $186,934; and Ms. Rice $140,201. The grant date fair value of the maximum potential payout amounts for the Fiscal 2014 performance-based restricted stock unit awards is as follows: Mr. Michielutti $914,966; Ms. Dahl $373,868; Mr. Komarek $373,868; and Ms. Rice $280,401.

Grants of Plan-Based Awards for Fiscal 2016

The following table provides information regarding the grants of plan-based awards made to the NEOs during Fiscal 2016.

Name	Approval Date	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)(2)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
				Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)

LuAnn	N/A	N/A	Fall	0	N/A	638,374	(4)	—	—	—	—		—		—	—
Via	N/A	N/A	Spring	212,500	425,000	850,000		—	—	—	—		—		—	—

Joel	1/16/2017	1/17/2017		—	—	—		—	—	—	200,000	(5)	—		—	284,000
Waller	1/16/2017	1/17/2017		—	—	—		—	—	—	—		375,000	(6)	1.42	335,063

Pete	8/22/2016	9/1/2016		—	—	—		—	—	—	17,688	(7)	—		—	25,294
Michielutti	8/22/2016	9/1/2016		—	—	—		—	—	—	—		129,028	(8)	2.12	97,597
	N/A	N/A	Fall	0	N/A	281,636		—	—	—	—		—		—	—
	N/A	N/A	Spring	93,750	187,500	375,000		—	—	—	—		—		—	—

Monica	8/22/2016	9/1/2016		—	—	—		—	—	—	11,792	(7)	—		—	16,863
Dahl	8/22/2016	9/1/2016		—	—	—		—	—	—	—		86,019	(8)	2.12	65,073
	N/A	N/A	Fall	0	N/A	137,063		—	—	—	—		—		—	—
	N/A	N/A	Spring	45,048	90,096	180,192		—	—	—	—		—		—	—

Luke	8/22/2016	9/1/2016		—	—	—		—	—	—	11,792	(7)	—		—	16,863
Komarek	8/22/2016	9/1/2016		—	—	—		—	—	—	—		86,019	(8)	2.12	65,073
	N/A	N/A	Fall	0	N/A	121,291		—	—	—	—		—		—	—
	N/A	N/A	Spring	40,067	80,135	160,269		—	—	—	—		—		—	—
											—		—		—	—
Michelle	8/22/2016	9/1/2016		—	—	—		—	—	—	11,792	(7)	—		—	16,863
Rice	8/22/2016	9/1/2016		—	—	—		—	—	—	—		86,019	(8)	2.12	65,073
	N/A	N/A	Fall	0	N/A	118,287		—	—	—	—		—		—	—
	N/A	N/A	Spring	39,375	78,750	157,500		—	—	—	—		—		—	—

(1)
The amounts in these columns show the potential payout, if any, for each NEO under the Spring and Fall Components of the FY16 AIP (calculated as a percent of the NEO’s salary for the applicable bonus period) if the Threshold, Target or Maximum goals, as applicable, are met for each of the applicable performance measures in the Spring and Fall Component. These potential payouts are performance-driven and at-risk. See pages 16-18 in this proxy statement for a description of the performance goals and the method of calculating potential payouts under both the Spring and Fall Components of the FY16 AIP.

(2)	The awards in this column were made pursuant to the Stock Incentive Plan, except for Mr. Waller's awards.

(3)
The dollar values of stock options and restricted stock disclosed in this column are equal to the grant date fair values computed in accordance with ASC 718. A discussion of the assumptions used in calculating the grant date fair values is set forth in Note 8 of the “Notes to the Consolidated Financial Statements” included in the 10-K Report.

(4)	As Ms. Via was not employed by the Company at fiscal year end, she was not eligible for an award under the Fall Component.

(5)
The restricted stock will vest, if at all, in two tranches: 100,000 shares will vest if, on any date prior to the "Vesting Date" (as defined below), the Company's common stock has a closing price equal to or greater than $3.00 on the NYSE, and the second tranche of 100,000 shares will vest if, on any date prior to the Vesting Date, the Company's common stock has a closing price equal to or greater than $4.00 on the NYSE. If a threshold is not met, the tranche of shares of restricted stock subject to such threshold will be forfeited. "Vesting Date" means the earlier of the twelve-month anniversary of (i) Mr. Waller's last day of service as interim CEO of the Company due to his death or disability; (ii) Mr. Waller's last day of service as interim CEO, due to the commencement of employment of a permanent CEO, if Mr. Waller is not providing consulting services to the Company under a separate arrangement as of such date; and (iii) if Mr. Waller is providing consulting services to the Company under a separate arrangement as of the date a permanent

CEO commences employment, the last day of consulting services provided by Mr. Waller to the Company, such determination to be made by the permanent CEO.

(6)
The option will vest upon the earlier to occur of: (i) January 17, 2018; (ii) the date on which the Company's permanent CEO has commenced employment; and (iii) the termination of Mr. Waller's employment without "Cause" (as defined in the award agreement) due to a "Change-in-Control" (as defined in the award agreement) of the Company.

(7)	One-third of the shares of restricted stock will vest on each of September 1, 2017; September 1, 2018; and September 1, 2019; assuming the NEO remains employed on such dates.

(8)	One-third of the options will vest on each of September 1, 2017; September 1, 2018; and September 1, 2019; assuming the NEO remains employed on such dates.

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Outstanding Equity Awards at the End of Fiscal 2016

The following table sets forth certain information concerning equity awards held by each NEO as of the last day of Fiscal 2016.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)		Option Expiration Date	Number of Shares of Stock or Units That Have Not Vested (#)		Market Value of Shares of Stock or Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)
LuAnn Via	1,500,000	—		3.43		10/17/2017	—		—	—		—

Joel Waller	—	375,000	(4)	1.42		1/17/2022	—		—	—		—
	—	—		—		N/A	—		—	200,000	(5)	264,000

Pete Michielutti	30,000	—		1.86		4/23/2022	—		—	—		—
	13,755	—		6.25		3/15/2023	—		—	—		—
	—	129,028	(6)	2.12	(7)	9/1/2026	—		—	—		—
	—	—		—		N/A	—		—	39,398	(8)	52,005
	—	—		—		N/A	7,246	(9)	9,565	32,608	(10)	43,043
	—	—		—		N/A	17,688	(11)	23,348	—		—

Monica Dahl	12,600	—		17.98		4/18/2017	—		—	—		—
	15,000	—		10.56		4/14/2018	—		—	—		—
	20,200	—		10.80		4/19/2020	—		—	—		—
	31,483	—		6.28		4/18/2021	—		—	—		—
	36,995	—		1.91		3/29/2022	—		—	—		—
	9,301	—		6.25		3/15/2023	—		—	—		—
	—	86,019	(6)	2.12	(7)	9/1/2026	—		—	—		—
	—	—		—		N/A	—		—	18,461	(8)	24,369
	—	—		—		N/A	4,410	(9)	5,821	19,848	(10)	26,199
	—	—		—		N/A	11,792	(11)	15,565	—		—

Luke Komarek	9,500	—		17.63		5/21/2017	—		—	—		—
	6,000	—		13.31		10/30/2017	—		—	—		—
	7,500	—		10.56		4/14/2018	—		—	—		—
	35,000	—		4.18		4/13/2019	—		—	—		—
	21,200	—		10.80		4/19/2020	—		—	—		—
	26,236	—		6.28		4/18/2021	—		—	—		—
	35,749	—		1.91		3/29/2022	—		—	—		—
	9,039	—		6.25		3/15/2023	—		—	—		—
	—	86,019	(6)	2.12	(7)	9/1/2026	—		—	—		—
	—	—		—		N/A	—		—	18,461	(8)	24,369
	—	—		—		N/A	4,410	(9)	5,821	19,848	(10)	26,199
	—	—		—		N/A	11,792	(11)	15,565	—		—

Michelle Rice	2,500	—		10.80		4/19/2020	—		—	—		—
	14,400	—		6.18		12/27/2020	—		—	—		—
	26,236	—		6.28		4/18/2021	—		—	—		—
	34,399	—		1.91		3/29/2022	—		—	—		—
	8,646	—		6.25		3/15/2023	—		—	—		—
	—	86,019	(6)	2.12	(7)	9/1/2026	—		—	—		—
	—	—		—		N/A	—		—	13,846	(8)	18,277
	—	—		—		N/A	4,095	(9)	5,405	18,431	(10)	24,329
	—	—		—		N/A	11,792	(11)	15,565	—		—

(1)
The option exercise prices in this column are equal to the respective closing price of one share of the Company’s Common Stock on the NYSE on the date of grant of the related option, except as noted in footnote 7.

(2)
The amounts in this column represent the number of shares of restricted stock indicated multiplied by the closing price of our Common Stock on the NYSE on January 27, 2017 ($1.32), the last business day of Fiscal 2016.

(3)
Dividends, if declared, are not paid on performance-based restricted stock unit awards until the performance-based restrictions lapse, and then only with respect to the shares as to which the restrictions have lapsed.

(4)
The option will vest upon the earlier to occur of: (i) January 17, 2018; (ii) the date on which the Company's permanent CEO has commenced employment; and (iii) the termination of Mr. Waller's employment without "Cause" (as defined in the award agreement) due to a "Change-in-Control" (as defined in the award agreement) of the Company.

(5)
The restricted stock will vest, if at all, in two tranches: 100,000 shares will vest if, on any date prior to the "Vesting Date" (as defined in footnote 5 on pages 28-29), the Company's common stock has a closing price equal to or greater than $3.00 on the NYSE, and the second tranche of 100,000 shares will vest if, on any date prior to the Vesting Date, the Company's common stock has a closing price equal to or greater than $4.00 on the NYSE.

(6)	One-third of the options will vest on each of September 1, 2017; September 1, 2018; and September 1, 2019; assuming the NEO remains employed on such dates.

(7)
The option exercise price represents the highest closing price on the NYSE during the 30 trading days preceding the date of grant rather than the closing price on the NYSE on the date of grant which was $1.43.

(8)
The shares of performance-based restricted stock units awarded in Fiscal 2014 are subject to forfeiture based on pre-determined corporate financial performance criteria for the period of (i) Fiscal 2014 to Fiscal 2016; and (ii) Fiscal 2016; as discussed on page 19 of the "Compensation Discussion and Analysis". To the extent the performance-based restrictions may lapse, the shares will vest on the date the performance-based restrictions lapse, based on a determination that the Company’s financial performance has met or exceeded Threshold for one or more of the financial performance criteria. The majority of the performance-based restricted stock units were forfeited following fiscal year-end as the Company did not meet Threshold for two of the three performance metrics. The Company achieved Threshold with respect to the third metric and the number of shares that vested as a result was as follows: Mr. Michielutti, 3,393; Ms. Dahl, 1,846; Mr. Komarek, 1,846; and Ms. Rice, 1,384.

(9)	One-half of the restricted stock vested on March 25, 2017. The remaining one-half of the restricted stock will vest on March 25, 2018, assuming the NEO remains employed by the Company on such date.

(10)
The shares of performance-based restricted stock units awarded in Fiscal 2015 are subject to forfeiture based on pre-determined corporate financial performance criteria for the periods of (i) Fiscal 2015 to Fiscal 2016; and (ii) Fiscal 2016; as discussed on page 19 of the “Compensation Discussion and Analysis” portion of this proxy statement. To the extent the performance-based restrictions may lapse, one-half of the shares will vest, on the date the performance-based restrictions lapse based on a determination that the Company’s financial performance has met or exceeded Threshold for one or both performance metrics and the other half on the third anniversary of the date of grant. All of the performance-based restricted stock units were forfeited following fiscal year-end as the Company did not meet Threshold for either performance metric.

(11)	One-third of the shares of restricted stock will vest on each of September 1, 2017; September 1, 2018; and September 1, 2019; assuming the NEO remains employed on such dates.

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Option Exercises and Stock Vested for Fiscal 2016

The following table sets forth certain information concerning any stock options exercised and restricted stock awards that vested during Fiscal 2016 with respect to the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

LuAnn Via	—	—	—	—
Joel Waller	—	—	—	—
Pete Michielutti	—	—	9,049	21,177
Monica Dahl	—	—	5,329	12,537
Luke Komarek	—	—	5,276	12,406
Michelle Rice	—	—	4,731	11,157

(1)
The value realized upon vesting of the stock awards is based on the closing stock price of our Common Stock on the NYSE on the date the award vested, multiplied by the number of shares vesting on such date.

Equity Compensation Plan Information

The following table provides information regarding our Common Stock that may be issued under our equity compensation plans as of January 28, 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1) (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2) (c)

Equity compensation plans approved by security holders	1,993,120		$3.29	1,814,949
Equity compensation plans not approved by security holders	2,075,000	(3)	$2.74	—
Total	4,068,120		$3.01	1,814,949

(1)	Includes the following equity compensation plans of the Company and the number of shares issuable upon exercise of outstanding options or the vesting of restricted stock granted under each plan:

Shares Issuable Under Plans for Option Exercises or Vesting of Restricted Stock
1997 Stock Incentive Plan	8,200
Second Amended and Restated 2005 Stock Incentive Plan	843,604
Second Amended and Restated 2006 Equity Incentive Plan for Non-Employee Directors	14,000
2013 Directors' Plan	151,515
2014 Stock Incentive Plan	975,801
Total	1,993,120

(2)	Includes the following equity compensation plans of the Company and the number of shares remaining available for issuance under each plan:

Available for Issuance
2013 Directors' Plan	586,794
2014 Stock Incentive Plan	1,228,155
Total	1,814,949

The types of awards permitted under these two plans are stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards.

(3)
Amount represents employee inducement awards as follows: (i) a grant of 1,500,000 of non-qualified stock options to LuAnn Via in connection with her joining the Company effective November 26, 2012 and (ii) a grant of 375,000 non-qualified stock options and 200,000 shares of restricted stock to Joel Waller in connection with his joining the Company as interim President and CEO on January 17, 2017.

Potential Payments upon Termination or a Change-in-Control

Employment and Severance Agreements with the Named Executive Officers

Employment Agreement with Joel Waller. We entered into an Employment Agreement with Mr. Waller, effective as of January 17, 2017, which agreement is also described on pages 23-24. In the event of Mr. Waller's termination by the Company without "Cause" or his voluntary resignation for "Good Reason" the Company shall pay through January 17, 2018 the remaining portion of Mr. Waller's salary according to the Company's normal payroll schedule and shall also pay through January 17, 2018 the employer portion of any health, dental and other employee benefit program premiums, to the extent Mr. Waller is participating in such programs prior to an involuntary termination, or the cash equivalent if the benefit may not be continued after employment with the Company ceases.

Separation Agreement with LuAnn Via. As described at page 24, effective January 17, 2017, the Company entered into a Separation Agreement with Ms. Via. Her separation from the Company was treated as a termination without "Cause" pursuant to her Employment Agreement with the Company. As a result, Ms. Via received or will receive severance consisting of one times her salary, her incentive bonus for the Spring Component of the FY16 AIP and payments equivalent to her cost of COBRA medical and dental insurance premiums for up to 18 months.

Severance Agreements with the Other NEOs. As described on pages 24-25, in April 2015, the Company entered into severance agreements with each of the NEOs, other than the then CEO. The severance agreements provide that the NEO is and remains an at-will employee and thus may be terminated at any time with or without “Cause”, as such term is defined in the severance agreements. If the NEO is terminated without “Cause”, not in connection with a “Change-in-Control” as such terms are defined in the severance agreements, and executes a general release of claims in favor of the Company, the Company will be obligated to pay the NEO a severance payment, in the aggregate, which equals twelve months of the NEO's current salary or, if greater, twelve months of the NEO's highest annual salary at any time during the twelve months preceding the date of termination. In addition, the severance agreements provide that we will pay the Company portion of COBRA medical and dental premiums for a twelve-month period, if the NEO is a participant in such plans at the time of termination.

In the event of a termination by the Company or the NEO’s voluntary resignation for “Good Reason” within 180 days prior to or within twelve months after a “Change-in-Control” (as such terms are defined in the severance agreement) each of the NEOs would be entitled to the following:

(i)
in the case of Mr. Michielutti, the sum of (A) eighteen months of his highest salary; (B) 1.5 times his then current on-target bonus; and (C) the value of eighteen months of COBRA medical and dental premiums, if participating in the Company's medical and dental plans; and

(ii)
in the case of Ms. Dahl, Mr. Komarek and Ms. Rice, the sum of (A) twelve months of her or his salary; (B) 1.0 times her or his then current on-target bonus; and (C) the value of twelve months of COBRA medical and dental premiums if participating in the Company's medical and dental plans.

The severance agreements also provide for a “cutback” such that any severance payment shall be reduced below the amount that would trigger an excise tax liability. The Company is not obligated to pay an “excise tax” under Section 4999 of the Code, and there are no tax “gross-up” provisions in the severance agreements.

Additionally, the severance agreements contain a provision prohibiting the NEO, during the period of her or his employment and, for twelve months after termination from (i) engaging in certain competitive activities; (ii) soliciting any employees either to leave his or her employment with the Company or its affiliates or to establish a relationship with a “competitor” (as such term is defined in the severance agreement); or (iii) soliciting, engaging or inducing a vendor or supplier of the Company to establish a relationship with a “competitor”.

Potential Payments as a Result of Termination or a Change-in-Control

The following table provides information regarding potential payments to be made to the NEOs in the event of a termination of employment as a result of (i) death; (ii) disability; (iii) an involuntary termination; (iv) a change-in-control; and (v) certain terminations following a change-in-control.

Mr. Waller is not entitled to any payments upon voluntary termination except with “Good Reason”, and the other NEOs are not entitled to any payments upon voluntary termination except with “Good Reason” following a “Change-in-Control”. Amounts in the table reflect additional payments the NEO would be entitled to assuming a termination and/or a change-in-control occurred on January 28, 2017. As Ms. Via's employment was terminated on January 17, 2017, amounts are provided only in the column titled "Payments Upon Involuntary Termination Pursuant to Agreement".

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Estimated Payments on Termination or Change-in-Control Payments

		Event
Name	Type of Payment	Payments Upon Death or Disability ($)(1)(2)	Payments Upon Change-in- Control ($)(1)(3)	Payments Upon Involuntary Termination Pursuant to Agreement ($)	Payments Upon Involuntary Termination After a Change-in- Control Occurs ($)(4)
LuAnn Via	Cash Severance	—	—	1,135,600	—
	COBRA Premiums	—	—	20,108	—
	Acceleration of Restricted Stock	—	—	—	—
	Acceleration of Stock Options	—	—	—	—
	Total	—	—	1,155,708	—

Joel Waller	Cash Severance	—	—	580,274	580,274
	COBRA Premiums	—	—	—	—
	Acceleration of Restricted Stock	—	264,000	—	—
	Acceleration of Stock Options	—	—	—	—
	Total	—	264,000	580,274	580,274

Pete Michielutti	Cash Severance	—	—	500,000	1,312,500
	COBRA Premiums	—	—	—	—
	Acceleration of Restricted Stock	32,913	32,913	—	—
	Acceleration of Performance-Based Stock Units	5,199	5,199	—	—
	Acceleration of Stock Options	—	—	—	—
	Total	38,112	38,112	500,000	1,312,500

Monica Dahl	Cash Severance	—	—	350,000	525,000
	COBRA Premiums	—	—	13,854	13,854
	Acceleration of Restricted Stock	21,387	21,387	—	—
	Acceleration of Performance-Based Stock Units	2,437	2,437	—	—
	Acceleration of Stock Options	—	—	—	—
	Total	23,824	23,824	363,854	538,854

Luke Komarek	Cash Severance	—	—	323,000	484,500
	COBRA Premiums	—	—	—	—
	Acceleration of Restricted Stock	21,387	21,387	—	—
	Acceleration of Performance-Based Stock Units	2,437	2,437	—	—
	Acceleration of Stock Options	—	—	—	—
	Total	23,824	23,824	323,000	484,500

Michelle Rice	Cash Severance	—	—	315,000	472,500
	COBRA Premiums	—	—	13,854	13,854
	Acceleration of Restricted Stock	20,971	20,971	—	—
	Acceleration of Performance-Based Stock Units	1,826	1,826	—	—
	Acceleration of Stock Options	—	—	—	—
	Total	22,797	22,797	328,854	486,354

(1)
Restricted stock is listed at its dollar value as of January 27, 2017, the last business day of Fiscal 2016, based on the $1.32 closing sales price of our Common Stock on the NYSE on that date. Forfeiture restrictions lapse as to all of the restricted stock following a change-in-control, upon the NEO’s death or if the NEO becomes disabled.

(2)
Performance-based restricted stock units are listed at their dollar value as of January 27, 2017, the last business day of Fiscal 2016, based on the $1.32 closing sales price of our Common Stock on the NYSE on that date. Upon the NEO’s death or disability, the performance-based restricted stock units vest pro rata based upon the amount of time elapsed between the beginning of the performance period and the date the NEO’s employment is terminated due to death or disability. The number of units that are eligible to vest will be based on the extent of achievement of the performance goals, as adjusted proportionally for the truncated performance period.

(3)
Performance-based restricted stock units are listed at their dollar value as of January 27, 2017, the last business day of Fiscal 2016, based on the $1.32 closing sales price of our Common Stock on the NYSE on that date. Forfeiture restrictions lapse as to performance-based restricted stock units following a change-in-control to the extent that, as of the date of the change-in-control, the performance goals established under the award have been met or exceeded, as adjusted proportionally for the truncated performance period.

(4)
As noted in the "Payments Upon Involuntary Termination After a Change-in-Control Occurs" column, restricted stock and performance-based restricted stock units held by the NEOs vests upon a Change-in-Control.

ITEM 2 — ADVISORY APPROVAL OF THE COMPANY’S
NAMED EXECUTIVE OFFICER COMPENSATION

As required by the executive compensation disclosure rules of the SEC, we are offering our stockholders the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in the “Compensation Discussion and Analysis” and the “Compensation Tables” sections of this proxy statement beginning on pages 12 and 26, respectively.

We are asking our stockholders to indicate their support FOR the compensation of our NEOs as described in this proxy statement. We believe that our executive compensation program is well-structured to support the Company’s business objectives. We also believe that our compensation programs and policies reflect an overall pay-for-performance philosophy that is closely aligned with the interests of our stockholders. The Compensation Committee of the Board has overseen the development of a balanced compensation program designed to achieve pay-for-performance and alignment with stockholder interests, as described more fully in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 12.

At our 2016 Annual Meeting of Stockholders, our stockholders approved our Fiscal 2015 compensation awarded to our NEOs, as described in last year’s proxy statement, with approximately 98.3% of the votes cast in favor of the proposal.

The Company believes that our executive compensation program is worthy of your support for the following reasons:

•	Our compensation program for executive officers delivers a considerable portion of at-risk, pay-for-performance compensation;

•	We encourage long-term stock ownership by executive officers through our stock ownership guidelines and equity awards, which vest over two to three years;

•
We do not have any employment or severance agreements with executive officers that provide for cash severance payments automatically in connection with a change-in-control (i.e., no “single-trigger” cash provisions);

•	Our executive officers do not earn any additional retirement income under any supplemental executive retirement plan or other employer-funded pension;

•
We offer limited perquisites to our executive officers and do not provide travel for spouses or significant others, security services or systems, supplemental life or long-term care insurance, reimbursement or payment of country club dues or memberships, or Company-funded financial planning services;

•	We do not pay the tax liability (i.e., gross-ups) associated with the payment or reimbursement of any severance or perquisites we provide; and

•	The Committee periodically engages and receives advice from an independent compensation consultant.

We believe that the information we have provided above and within the “Compensation Discussion and Analysis” and “Compensation Tables” sections of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure management’s interests continue to be aligned with our stockholders’ interests. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the 2017 Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, Compensation Tables and other related narrative disclosures.”

Because your vote on executive compensation is advisory, it is not binding on the Company, our Compensation Committee or our Board. However, we value the views of our stockholders and will continue to take into account the result of the vote when considering future executive compensation arrangements. We currently conduct annual advisory votes on executive compensation and we expect to conduct our next advisory vote at our 2018 Annual Meeting of Stockholders.

Board Recommendation

The Board recommends you vote FOR adoption of the resolution approving the compensation of our Named Executive Officers as described in this proxy statement. Proxies will be voted FOR adoption of the resolution unless otherwise specified.

ITEM 3 - ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE
TO APPROVE EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, we are providing stockholders with an advisory (nonbinding) vote on the frequency with which our stockholders shall have the advisory vote on executive compensation as provided for in Item 2 above (commonly referred to as "Say-on-Pay"). By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three years. In addition, stockholders may abstain from voting. We are required to hold an advisory vote on the frequency of the Say-on-Pay vote at least once every six years.

Our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate option for the Company. In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We understand that our stockholders may have different views as to what is the best approach for the Company. Stockholders who have concerns about executive compensation during the time period between our annual stockholder meetings may bring their specific concerns to the attention of the Board. Please refer to "Procedures for Contacting the Board" in this proxy statement for information about communicating with the Board.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain when you vote in response to the resolution set forth below:

"RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the frequency preferred by stockholders for the Company to hold a stockholder vote to approve the compensation of the Named Executive Officers."

This advisory vote is not binding on the Company or our Board of Directors. However, our Board of Directors will take into account the result of the vote when determining the frequency of future advisory votes on executive compensation.

Board Recommendation

The Board of Directors recommends you vote for the option of ONE YEAR as the frequency with which stockholders are provided an advisory vote to approve the compensation of Named Executive Officers. Proxies will be voted for the option of ONE YEAR unless otherwise specified.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the current charter can be found on the “For Investors” page in the “Corporate Governance” section of our website at www.christopherandbanks.com. In accordance with the written charter, the Audit Committee assists the Board in fulfilling its responsibilities with respect to the accounting and financial reporting processes of the Company, including its internal control over financial reporting. The Audit Committee of the Company’s Board of Directors is currently composed of the following independent directors: Seth Johnson (Chair), Jonathan Duskin and William Sharpe, III. The Board of Directors has reviewed the status of each of the members of its Audit Committee and has confirmed that each meets the independence requirements of the NYSE and the SEC, and that each qualifies as an “audit committee financial expert”, as defined by the SEC.

Management is responsible for the Company’s internal controls and financial reporting process. Christopher & Banks’ independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and on the effectiveness of our internal controls over financial reporting and to issue reports thereon. The Audit Committee’s responsibility is to hire, monitor and oversee the independent registered public accounting firm.

In this context, during Fiscal 2016, the Audit Committee met and held discussions with management and with KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm for the fiscal year ended January 28, 2017. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG. In addition, the Audit Committee reviewed and discussed with management and KPMG both management’s annual report on internal control over financial reporting and the report of KPMG with respect thereto. The Audit Committee discussed with the independent accountants matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, "Communications with Audit Committees."

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its integrated audit of the Company’s financial statements and internal control over financial reporting. In addition, the Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their audits, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

KPMG also provided to the Audit Committee the written disclosures and the letter required by PCAOB Auditing Standard No. 1301, and the Audit Committee discussed with KPMG that firm’s independence. The Audit Committee also considered whether the provision of any non-audit services was compatible with maintaining the independence of KPMG as the Company’s independent registered public accounting firm. The Audit Committee has concluded KPMG, is independent from the Company and management.

Based upon the Audit Committee’s discussions with management and KPMG, and the Audit Committee’s review of the representations of management and the report of KPMG to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Report on Form 10-K for the fiscal year ended January 28, 2017 as filed with the SEC.

Members of the Audit Committee

Seth Johnson, Chair
Jonathan Duskin
William Sharpe, III

Independent Registered Public Accounting Firm Fees

KPMG has served as our independent registered public accounting firm for the past several fiscal years. The following table presents the fees for services provided by KPMG for Fiscal 2016 and for Fiscal 2015.

	Fiscal 2016	Fiscal 2015
Audit Fees	$757,700	$732,800
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,170	8,325
Total	$758,870	$741,125

Audit Fees consist of professional services rendered for the integrated audit of (a) our annual consolidated financial statements; (b) statutory and regulatory audits, consents and other services related to SEC matters; and (c) the effectiveness of internal control over financial reporting and the review of interim consolidated financial statements for each quarter.

Audit-Related Fees consist of professional services rendered in connection with regulatory filing reviews and the Company’s equity incentive plans.

Tax Fees consist of professional fees in connection with tax research, tax advice and tax planning.

All Other Fees relate to fees paid to KPMG for services with respect to the requirements under the conflict minerals regulations. The services provided by KPMG did not impact KPMG’s independence during Fiscal 2016 or Fiscal 2015.

Auditor Services Pre-Approval Policy

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for us by our independent registered public accounting firm prior to the firm’s engagement for such services. The Audit Committee has adopted a practice under which the Audit Committee established pre-approved categories of non-audit services that may be performed by our independent registered public accounting firm during the fiscal year. All fees paid to KPMG for services in Fiscal 2016 and in Fiscal 2015 were approved by the Audit Committee or Audit Committee Chair prior to the services being rendered.

ITEM 4 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017

The Audit Committee of our Board has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending February 3, 2018.

In the latter half of Fiscal 2016, the Audit Committee requested management to solicit proposals for audit services for Fiscal 2017. Requests for proposals were requested from several firms including KPMG. Based on the materials submitted and after discussion, including presentations by two of the firms who submitted proposals, effective March 17, 2017, the Audit Committee dismissed KPMG as our independent registered public accounting firm and appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2018.

The reports of KPMG on our financial statements for the years ended January 28, 2017 and January 30, 2016 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During Fiscal 2016 and Fiscal 2015 and for the interim period of January 29, 2017 to March 17, 2017, there were no "disagreements" (as defined in Regulation S-K Item 304(a)(1)(iv)) between KPMG and the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference thereto in its reports on the financial statements. During Fiscal 2016 and Fiscal 2015 and through March 17, 2017, there were no reportable events (as described in Regulation S-K Item 304(a)(1)(v)).

While it is not required to do so, our Board is submitting the selection of Deloitte & Touche LLP for ratification in order to ascertain the views of our stockholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, to be available to answer stockholder questions and to have the opportunity to make a statement if they desire to do so. Representatives of KPMG are not expected to be present at the meeting.

Board Recommendation

The Board recommends that you vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2018. Proxies will be voted FOR ratification of this selection unless otherwise specified.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What proposals will be voted on at the Annual Meeting?

There are four proposals to be voted on at the Annual Meeting:

1.	Election of six directors as nominated by the Board to each serve a one-year term;

2.	Approval, on an advisory basis, of the compensation of our named executive officers (the “Say-on-Pay Proposal”);

3.	Voting, on an advisory basis, on the Say-on-Frequency Proposal;

4.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2018; and

5.	Any other business that may properly come before the meeting.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote:

•	FOR the election of each of the six nominees to the Board;

•	FOR the approval, on an advisory basis, of the Say-on-Pay Proposal;

•	FOR ONE YEAR on the Say-on-Frequency Proposal; and

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2018.

Will any other business be considered at the meeting?

Our Board does not intend to present any other matters for a vote at the Annual Meeting. Our by-laws provide that a stockholder may present a proposal at the Annual Meeting that is not included in this proxy statement only if proper written notice was received by us. No stockholder has given the timely notice required by our by-laws in order to present a proposal at the Annual Meeting. If any other business properly comes before the meeting, however, the persons named as proxies for stockholders will vote on those matters in a manner they consider appropriate.

Who may attend and vote at the Annual Meeting?

All stockholders who owned shares of Christopher & Banks common stock, par value $0.01 per share (the “Common Stock”) at the close of business on April 19, 2017 (the “Record Date”), or their duly appointed proxies, may attend the Annual Meeting or any adjournments or postponements thereof. Holders of our Common Stock at the close of business on the Record Date are entitled to vote at our Annual Meeting. As of the Record Date (April 19, 2017), 37,625,313 shares of our Common Stock were outstanding and entitled to vote.

How many votes do I have?

For each matter, you have one vote for each share of our Common Stock that you owned on the Record Date.

How do I vote my shares?

Stockholders of Record. If you are a stockholder of record, you may vote in the following ways:

•
By Internet. You may submit your proxy by going to www.proxyvote.com and following the instructions on how to complete an electronic proxy card. You will need the control number included on your Notice of Availability or your proxy card in order to vote by Internet. Internet voting via www.proxyvote.com is available 24 hours a day until 11:59 p.m., Eastern Time, on June 13, 2017.

•
By Telephone. You may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the control number included on your Notice of Availability or on your proxy card in order to vote by telephone. Telephone voting is available 24 hours per day. To be valid, your vote by telephone must be received by 11:59 p.m., Eastern Time, on June 13, 2017.

•
By Mail. If you have received a printed copy of the proxy materials from us by mail, you may vote by completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the proxy card in the envelope provided to us. To be valid, your vote by mail must be received by us by 11:59 p.m., Eastern Time, on June 13, 2017.

•	At the Annual Meeting. You may vote your shares in person during the Annual Meeting if you are a registered stockholder.

Beneficial Owners. If you are a beneficial owner, you may vote by submitting voting instructions to your broker or other nominee holding your shares. You should follow the instructions in the Notice of Availability or voting instructions provided by your broker or nominee in order to instruct your broker or nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may be voted in person or via the Internet at the Annual Meeting only if you obtain a legal proxy from the broker or nominee giving you the right to vote the shares.

Your vote is important, and we encourage you to vote promptly.

What constitutes a quorum for holding the Annual Meeting?

In accordance with our by-laws, shares equal to a majority of the outstanding shares of our Common Stock entitled to vote as of the Record Date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if:

•	you are present and vote in person at the Annual Meeting;

•	you have properly and timely submitted your vote as described above under “How do I vote my shares?”; or

•
you hold your shares in street name, as described below, and you do not provide voting instructions and your broker, bank, trust or other nominee uses its discretion to vote your shares on the ratification of the selection of our independent registered public accounting firm.

If a quorum is not present or represented at the Annual Meeting, the stockholders and proxies entitled to vote will have the power to adjourn the Annual Meeting, without notice other than an announcement of adjournment at that time, until a quorum is present or represented.

What is the effect of giving a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. Our Board is soliciting your proxy to be used at the Annual Meeting. When you sign the proxy card, you appoint Joel Waller, our interim President, CEO and a director; Pete Michielutti, our Executive Vice President, Chief Operating Officer and Chief Financial Officer; and Luke Komarek, our Senior Vice President, General Counsel and Corporate Secretary, as your representatives at the Annual Meeting. One or all of these individuals, or a substitute if necessary, will vote your shares at the Annual Meeting as you have instructed them on the proxy card. If you timely sign and deliver your proxy card, but you do not provide voting instructions, your proxy representative will vote in favor of the six nominees for director and, subject to applicable rules and regulations, in favor of the Say-on-Pay Proposal and the ratification of Deloitte & Touche LLP as our public accounting firm and for ONE YEAR for the Say-on-Frequency Proposal, and with respect to any other matter that may be properly presented at the Annual Meeting, in the discretion of the proxy representative. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you complete, sign and return your proxy card in advance of the Annual Meeting.

What is the difference between a “stockholder of record” and a “street name” holder?

If your shares are registered directly in your name, you are considered the “stockholder of record” with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name”. Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares, using the method described above under “How do I vote my shares?”.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our Annual Report to our stockholders, primarily via the Internet. On or about May 4, 2017, we mailed to our stockholders the Notice of Availability that contains instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials and Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet.

What does it mean if I receive more than one Notice of Availability or proxy card?

If you receive more than one Notice of Availability, proxy card or voting instruction form, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, you will need to be sure to vote once for each account.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by Internet and do not specify how you want to vote your shares, we will vote your shares:

•	FOR the election of each of the six nominees to the Board;

•	FOR the approval, on an advisory basis, of the Say-on-Pay Proposal;

•	FOR ONE YEAR on the Say-on-Frequency Proposal; and

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2018.

When voting by telephone, stockholders can choose to submit their vote on each proposal or to vote per the Board’s recommendation.

Note: If you are a street name holder and fail to instruct your broker, bank, trust or other nominee how you want to vote your shares on a particular matter, those shares are considered to be “uninstructed”. The NYSE rules determine the circumstances under which member brokers of the NYSE may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders. The applicable NYSE rules permit brokers to exercise discretion to vote uninstructed shares with respect to the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. The rules do not permit member brokers to exercise discretion with respect to: (i) the proposal to elect directors; (ii) the Say-on-Pay Proposal; or (iii) the frequency of the Say-on-Frequency Proposal. If the broker, bank, trust or other nominee is not permitted to exercise discretion, the uninstructed shares will be referred to as “broker non-votes”. For more information regarding the effect of broker non-votes on the outcome of the vote, see below under “How are votes counted?”.

Your vote is very important. We urge you to vote, or to instruct your broker, bank, trust or other nominee how to vote, on all matters to be considered at the Annual Meeting.

Can I revoke my proxy and change my vote?

Yes, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting. You may revoke your proxy and change your vote by:

•	submitting a later-dated and properly executed proxy card to our Corporate Secretary at the Company’s address listed above, which must be received by us before the time of the Annual Meeting;

•	by delivering a written notice of revocation to our Corporate Secretary at the Company’s address listed above, which must be received by us before the time of the Annual Meeting; or

•	by attending the Annual Meeting and voting. Your attendance at the Annual Meeting will not by itself revoke a proxy that you have previously submitted.

If you voted through the Internet or by telephone, you may vote again over the Internet or by telephone up until 11:59 p.m. Eastern Time on Tuesday, June 13, 2017.

What vote is required to approve each item of business?

To be elected in an uncontested election, a director must receive a majority of the votes cast by holders of the outstanding shares of our Common Stock, present, in person or by proxy, at the Annual Meeting and who are entitled to vote on the election of directors. A majority of the votes cast for this purpose, means that the number of shares voted “For” a director exceeds the number of shares voted “Against” that director. If an incumbent director receives less than a majority of the votes cast; then as described on page 1, that director must tender her or his resignation to the Board and the Board will determine whether to accept or reject such resignation. In a contested election (an election in which the number of nominees for director is greater than the number of directors to be elected), the vote standard will be a plurality of votes cast.
With respect to the Say-on-Pay Proposal, the Say-on-Frequency Proposal and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, the affirmative vote of the holders of a majority of the votes cast by the holders of the outstanding shares of our Common Stock present, in person or by proxy, and entitled to vote at the 2017 Annual Meeting is required for the approval of each of these proposals.

How are votes counted?

You may vote “FOR”, “AGAINST” or “ABSTAIN” for each nominee for the Board and on each of the other proposals, other than the Say-on-Frequency Proposal. You may vote "ONE YEAR", "TWO YEARS", "THREE YEARS" or "ABSTAIN" for the Say-on-Frequency Proposal.
If you submit your proxy but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. If you abstain from voting for one or more of the directors, this will have no effect on the election of those directors. If you abstain from voting on the Say-on-Pay Proposal, the Say-on-Frequency Proposal or on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, this will also have no effect on those proposals.
Broker “non-votes” on any matter will be considered as not being present and not entitled to vote for purposes of calculating the vote on such matter.

Where can I find the voting results of the meeting?

We plan to announce preliminary voting results at the Annual Meeting. We also intend to publish the final voting results in a Current Report on Form 8-K to be filed within four business days of the Annual Meeting.

Who will count the votes?

Broadridge Financial Solutions will count the votes and act as the inspector of election.

How can I attend the Annual Meeting?

All of our stockholders are invited to attend the Annual Meeting. We will not require tickets for admission to the Annual Meeting. However, you may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the Annual Meeting. If you hold your shares in street name, you also may be asked to present proof of ownership to be admitted to the Annual Meeting. A brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership. No cameras, cellular phones, pagers or personal computing devices will be allowed to be used during the meeting. All attendees are expected to comply with the Rules of Conduct for the Annual Meeting, which will be made available to those attending the meeting.

Are members of the Board required to attend the Annual Meeting?

Directors are encouraged, but not required, to attend the Annual Meeting. Five of our six current Board members attended the 2016 Annual Meeting.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners of shares held in street name. We will also reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals. Proxies may also be solicited by our employees, acting without any additional compensation.

SECURITY OWNERSHIP

Beneficial Ownership of Directors, Director Nominees and Executive Officers

The following table shows how many shares of our Common Stock were beneficially owned as of April 19, 2017 by each of our directors, director nominees and the NEOs and by all of our directors, director nominees and executive officers as a group. Except as otherwise provided, all of the stockholders listed in the table have sole voting and investment power with respect to the shares owned by them, and such shares are not subject to any pledge.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)		Percent of Common Stock Outstanding
Jonathan Duskin	4,288,573	(3)(4)	11.4%
Seth Johnson	30,303		*
Kent Kleeberger	40,303		*
William Sharpe, III	137,726		*
Laura Weil	30,303		*
Joel Waller	40,000		*
LuAnn Via	1,721,635		4.6%
Pete Michielutti	117,937		*
Monica Dahl	178,373		*
Luke Komarek	212,642		*
Michelle Rice	101,885		*
Directors, Director Nominees and Executive Officers as a group (13 persons)	7,014,745		18.6%

*	Less than 1%

(1)
The amounts listed include 30,303 shares of restricted stock that are scheduled to vest within 60 days from April 19, 2017 for each of Mr. Duskin, Mr. Johnson, Mr. Kleeberger, Mr. Sharpe and Ms. Weil; and for all directors, director nominees and executive officers as a group, 151,515 shares of restricted stock.

(2)
The amounts listed include the following number of shares of Common Stock for which the directors and executive officers have the right to acquire beneficial ownership within 60 days from April 19, 2017, through the exercise of stock options: Ms. Via, 1,500,000; Mr. Michielutti, 43,755; Ms. Dahl, 125,579; Mr. Komarek, 150,224; Ms. Rice, 86,181; and all directors, director nominees and executive officers as a group, 1,991,036.

(3)
4,189,957 shares of common stock of the Company are directly held by Macellum Retail Opportunity Fund, LP (“Opportunity Fund”). Macellum Management, LP (“Macellum Management”) may be deemed to have voting and investment power over the shares of common stock of the Company directly held by Opportunity Fund as the investment manager for Opportunity Fund and Macellum Advisors GP, LLC (“Macellum GP”) may be deemed to have voting and investment power over the shares as the general partner of Opportunity Fund and Macellum Management. Jonathan Duskin is the sole member of Macellum GP and may be deemed to have voting and investment power over the shares of common stock of the Company directly held by Opportunity Fund by virtue of his relationship with Macellum GP. Macellum GP and Mr. Duskin may be deemed to have a pecuniary interest in the shares of common stock of the Company directly held by Opportunity Fund due to Macellum GP’s right to receive a performance-based allocation. Each of Macellum Management, Macellum GP and Mr. Duskin disclaims beneficial ownership of the shares of common stock of the Company directly held by Opportunity Fund except to the extent of their pecuniary interest therein.

(4)
68,313 shares of common stock of the Company are directly held by Macellum Capital Management, LLC ("Macellum Capital Management"). MCM Managers, LLC ("MCM Managers") may be deemed to have voting and investment power of the shares of common stock of the Company directly held by Macellum Capital Management as the managing member of Macellum Capital Management and MCM Management, LLC ("MCM Management") may be deemed to have voting and investment power over the shares as the managing member of MCM Managers. Mr. Duskin may be deemed to have voting and investment power over the shares of common stock of the Company directly held by Macellum Capital Management as the managing member of MCM Management. MCM Managers, MCM Management and Mr. Duskin may be deemed to have a pecuniary interest in the shares of common stock of the Company directly held by Macellum Capital Management due to MCM Managers’ right to receive a performance-based allocation. Each of MCM Managers, MCM Management and Mr. Duskin disclaims beneficial ownership of the shares of common stock directly held by Macellum Capital Management except to the extent of their pecuniary interest therein.

Beneficial Owners of More than Five Percent of Our Common Stock

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of April 19, 2017, the persons known by us to be beneficial owners of more than 5% of our Common Stock were as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding

Macellum Retail Opportunity Fund, LP	4,258,270	(1)	11.3%
99 Hudson Street, 5th Floor
New York, NY 10013

Neil Gagnon	2,552,604	(2)	6.8%
1370 Avenue of the Americas, 24th Floor
New York, NY 10019

Renaissance Technologies LLC	2,303,200	(3)	6.1%
800 Third Avenue
New York, NY 10022

Dimensional Fund Advisors LP	2,004,233	(4)	5.3%
Building One
6300 Bee Cave Road
Austin, TX 78746

(1)
This information is based on a Schedule 13D/A jointly filed with the SEC on March 30, 2017, by Macellum Retail Opportunity Fund, LP (“Opportunity Fund”), Macellum Capital Management, LLC (“Macellum Capital Management”),

Macellum Advisors GP, LLC (“Macellum GP”), Macellum Management, LP (“Macellum Management”), MCM Managers, LLC (“MCM Managers”), MCM Management, LLC (“MCM Management”) and Jonathan Duskin, reporting information as of March 29, 2017. Mr. Duskin has sole voting power and sole dispositive power over 4,258,270 shares. Each of Opportunity Fund, Macellum GP and Macellum Management have sole voting power and sole dispositive power over 4,189,957 shares. Each of Macellum Capital Management, MCM Managers, and MCM Management has the sole voting power and sole dispositive power over 68,313 shares. Macellum Management serves as the investment manager for Opportunity Fund. Macellum GP serves as the general partner of Opportunity Fund and Macellum Management. MCM Managers serves as the managing member of Macellum Capital Management, and MCM Management serves as the managing member of MCM Managers. Mr. Duskin is the sole member of Macellum GP and is the managing member of MCM Management. Mr. Duskin may be deemed to indirectly beneficially own the securities directly held by Opportunity Fund and Macellum Capital Management because Mr. Duskin may be deemed to have voting and investment power over such securities by virtue of his relationship with Macellum GP and MCM Management. In the Schedule 13D/A filing, each of Macellum Management, Macellum GP, MCM Managers, MCM Management and Mr. Duskin disclaims beneficial ownership of the Company's securities as to which the Schedule 13D/A relates.

(2)
This information is based on a Schedule 13G/A filed with the SEC on February 14, 2017, by Neil Gagnon reporting information as of December 31, 2016. Mr. Gagnon has sole voting and sole dispositive power over 219,824 shares, shared voting power over 2,027,022 shares and shared dispositive power over 2,302,780 shares. Mr. Gagnon is the managing member and principal owner of Gagnon Securities LLC (“GS”), an investment adviser and broker-dealer. Mr. Gagnon and GS, in its role as investment manager, may be deemed to share voting power over 1,168,120 shares and dispositive power over 1,434,611 shares held in GS accounts. GS and Mr. Gagnon expressly disclaim beneficial ownership of all securities held in the accounts. Mr. Gagnon is also the chief executive officer of Gagnon Advisors LLC (“Gagnon Advisors”), an investment adviser. Mr. Gagnon and Gagnon Advisors, in its role as investment manager to Gagnon Investment Associates, LLC (“GIA”), a private investment fund, may be deemed to share voting and dispositive power over 757,072 shares. Mr. Gagnon and GS expressly disclaim beneficial ownership of all securities held by GIA.

(3)
This information is based on a Schedule 13G jointly filed with the SEC on February 14, 2017, by Renaissance Technologies LLC ("RTL") and Renaissance Technologies Holdings Corporation ("RTHC") reporting information as of March 31, 2016. Each of RTL, an investment adviser, and RTHC, an investment adviser and majority owner of RTL, has sole voting power over 2,246,661 shares, sole dispositive power over 2,260,144 shares and shared dispositive power over 43,056 shares.

(4)
This information is based on a Schedule 13G filed with the SEC on February 9, 2017, by Dimensional Fund Advisors LP ("DFA") reporting information as of December 31, 2016. DFA, an investment adviser, has sole voting power over 1,925,451 shares and sole dispositive power over 2,004,233 shares. DFA furnishes investment advice to four registered investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and accounts. DFA may possess voting and/or investment power of the securities owned by the funds and may be deemed to be the beneficial owner of shares held by the funds. DFA disclaims beneficial ownership of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership of our securities and reports of changes in ownership of our securities with the SEC. Based on our review of filed reports by our directors and executive officers pursuant to Section 16(a) of the Exchange Act and on written representations from our executive officers and directors, we believe that all of our directors and executive officers complied with their filing requirements in Fiscal 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Support Agreement

As discussed on pages 1-2 of this proxy statement, we have entered into a Support Agreement with Macellum and Jonathan Duskin, a director-nominee, and an affiliate of Macellum. In accordance with the Support Agreement, we have included in the slate of nominees recommended by the Board for election at the 2017 Annual Meeting, and are soliciting proxies in favor of, Jonathan Duskin and Seth Johnson, the individuals nominated by Macellum pursuant to the Support Agreement. The Support Agreement will terminate upon mutual agreement of the Company and Macellum or on the date and time that all Macellum Designees no longer serve on the Board. For more information, see “Item One – Election of Directors – Director Nomination Process.”

Corporate Policies

Our Code of Conduct provides that all employees and directors must avoid any activity that is or has the appearance of being hostile, adverse or competitive with us, or that interferes with the proper performance of their duties or responsibilities to us. Each director and executive officer is instructed to inform our Chief Compliance Officer when confronted with any situation that may be perceived as a conflict of interest, even if the person does not believe that the situation would violate our guidelines. Waivers of these conflict of interest rules with regard to a director or executive officer will require the prior approval of our Board or the Governance & Nominating Committee.

The Board also has adopted a written Related Person Transaction Policy under which the Audit Committee is responsible for reviewing, approving or ratifying transactions involving the Company and related parties. Under the policy, a “related person” includes our directors, director nominees, executive officers, beneficial owners of more than 5% of our Common Stock and their respective immediate family members. The policy applies to transactions in which the Company is a participant and a related person (or any entity in which a related person is an executive officer or general partner or in which one or more related parties together have a 10% or more ownership interest) has a direct or indirect interest and the amount involved is reasonably anticipated to exceed $15,000 in a fiscal year or in the case of employment of a related person, the annual salary of the related person exceeds $50,000. Under the policy, the Audit Committee reviews and considers a written summary of the related person transaction, which addresses, among other criteria, (i) the material terms of the transaction, including the amount payable or anticipated to be paid to the related person; (ii) the business purpose of the transaction; (iii) the benefits to the Company and the related person of the transaction; and (iv) whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction was negotiated on an arm's-length basis and made under terms and conditions on the whole that are at least as favorable to the Company as would be available in a comparable transaction with or involving unaffiliated third parties. In determining whether the related person transaction should be approved, the Audit Committee also considers (i) whether the transaction would impair the judgment of a Board member or an executive officer to act in the best interests of the Company; and (ii) any other matters that the Audit Committee deems appropriate.

The SEC has specific disclosure requirements covering certain types of transactions that we may engage in with our directors, executive officers or other specified parties. Under the SEC rules, we are required to disclose if the Company or any of our subsidiaries was or is to be a participant in any transaction, or series of similar transactions, in which the amount involved exceeds $120,000, and in which any of our directors, director nominees, executive officers, beneficial owners of more than 5% of our Common Stock or any of their respective immediate family members had, or will have, a direct or indirect material interest. Per the terms of the Support Agreement discussed earlier in this proxy statement, the Company in Fiscal 2016 paid Macellum $150,000 to reimburse it for a portion of its documented legal fees incurred in connection with the potential nomination of directors of the Company, the 2016 Annual Meeting and the negotiation, execution and fulfillment of the Support Agreement.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2018 Annual Meeting of Stockholders, the written proposal must be received at our principal executive offices on or before January 3, 2018. The proposal should be addressed to Corporate Secretary, Christopher & Banks Corporation, 2400 Xenium Lane North, Plymouth, Minnesota 55441. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.

In accordance with our by-laws, in order to be properly brought before the 2018 Annual Meeting, a stockholder’s notice of the matter the stockholder wishes to present, including a director nomination, must be delivered to our principal executive offices in Plymouth, Minnesota, at the address identified in the preceding paragraph, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year’s Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our by-laws (and not pursuant to Rule 14a-8 of the SEC) must be received no earlier than February 14, 2018, and no later than March 16, 2018.

ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K

Our 2016 Annual Report to Stockholders, including financial statements for the fiscal year ended January 28, 2017, accompanies this proxy statement. Our Annual Report to Stockholders is also available on our website at

www.christopherandbanks.com. Stockholders may obtain a copy of our 10-K Report, which is on file with the SEC, without charge by viewing the report on our website at www.christopherandbanks.com or by writing to Christopher & Banks Corporation, Attention: Corporate Secretary, 2400 Xenium Lane North, Plymouth, Minnesota 55441. Copies of any exhibits to the 10-K Report are also available upon written request and payment of a fee covering our reasonable expenses in furnishing the exhibits.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement, annual report or Notice of Availability, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. Currently, only brokers household our proxy statements, transition reports and notices, delivering a single proxy statement, annual report or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, annual report or Notice of Availability, or if you are receiving multiple copies of these documents and wish to receive only one, please contact us in writing at Christopher & Banks Corporation, Attention: Corporate Secretary, 2400 Xenium Lane North, Plymouth, Minnesota 55441, or by telephone at (763) 551-5000. We will deliver promptly upon written or oral request a separate copy of our proxy statement, annual report and/or notice to a stockholder at a shared address to which a single copy of such documents was delivered.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the Annual Meeting. If any other business does properly come before the Annual Meeting, the persons named as proxies will vote as they deem in our best interests.

By Order of the Board

Joel N. Waller
Interim President and Chief Executive Officer
May 4, 2017
Plymouth, Minnesota